UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to Section 240.14a-12

CLIFFS NATURAL RESOURCES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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In accordance with Rule 14a-6(d) under Regulation 14A of the Securities Exchange Act of 1934, as
amended, please be advised that Cliffs Natural Resources Inc. intends to release definitive copies of the proxy statement to security holders on or about April 4, 2011.

PRELIMINARY COPY

CLIFFS NATURAL RESOURCES INC. 200 Public Square, Suite 3300, Cleveland, OH 44114 P 216.694.5700 cliffsnaturalresources.com

April     , 2011

To the Shareholders of

CLIFFS NATURAL RESOURCES INC.

Our Annual Meeting of Shareholders will be held on the 3rd floor of 200 Public Square, Cleveland, Ohio 44114-2315 on Tuesday, May 17, 2011 at 11:30 A.M. (Cleveland time), which we refer to as our 2011 Annual Meeting.

At the 2011 Annual Meeting, shareholders will be asked to: (i) elect Directors; (ii) approve an amendment to our Second Amended Articles of Incorporation to increase the number of authorized common shares from 224,000,000 to 400,000,000; (iii) hold an advisory vote on named executive officer compensation; (iv) hold an advisory vote on the frequency of shareholder votes on our named executive officer compensation; (v) consider a shareholder proposal regarding majority voting in Director elections; and (vi) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. An explanation of each of these matters is contained in the attached proxy statement and accompanying proxy card, first being mailed or otherwise distributed to shareholders on or about April     , 2011.

We urge you to exercise your voting rights by signing and dating the enclosed proxy card and returning it in the accompanying envelope to ensure that your shares will be represented whether or not you expect to be present at the 2011 Annual Meeting. In addition, record shareholders have the opportunity to appoint proxies to vote their shares over the Internet or by toll-free telephone if they wish. Instructions for appointing proxies over the Internet or by telephone are contained on your proxy card. Whichever of these methods you choose, the named proxies will vote your shares in accordance with your instructions. Please note that failure to vote surrenders voting power to those who exercise their voting right. If you attend the meeting, you will be entitled to vote in person.

Finally, Ronald C. Cambre will not be standing for re-election at the 2011 Annual Meeting pursuant to the retirement policy contained in our Corporate Governance Guidelines. Mr. Cambre has served as a Director of Cliffs Natural Resources Inc. since 1996. Mr. Cambre has made great contributions to our growth and success through his valued expertise and independent judgment. We thank Mr. Cambre for his important contributions and wish him well.

We look forward to meeting with you at the 2011 Annual Meeting.

Sincerely,

Joseph A. Carrabba

Chairman, President and

Chief Executive Officer

It is important that your shares be represented at the 2011 Annual Meeting. Whether or not you intend to be present, please sign and date the enclosed proxy card and return it in the postage-prepaid envelope provided, which requires no postage if mailed in the United States, or appoint your proxies over the Internet or by telephone as directed on your proxy card.

If your shares are not registered in your own name and you would like to attend the 2011 Annual Meeting, please bring evidence of your share ownership with you. You should be able to obtain evidence of your share ownership from the bank, broker, trustee or other nominee that holds the shares on your behalf.

CLIFFS NATURAL RESOURCES INC. 200 Public Square, Suite 3300, Cleveland, OH 44114 P 216.694.5700 cliffsnaturalresources.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April     , 2011

Dear Shareholder:

Our Annual Meeting of Shareholders will be held on the 3rd floor of 200 Public Square, Cleveland, Ohio 44114-2315 on Tuesday, May 17, 2011 at 11:30 A.M. (Cleveland time), which we refer to as our 2011 Annual Meeting, for the purpose of considering and acting upon the following:

1.	To elect twelve Directors to hold office until the next Annual Meeting of Shareholders or until their successors are elected;

2.	To amend our Second Amended Articles of Incorporation to increase the number of authorized common shares, $0.125 par value per share, from 224,000,000 to 400,000,000, which results in an increase in the total number of authorized shares from 231,000,000 to 407,000,000;

3.	To hold an advisory vote on named executive officer compensation;

4.	To hold an advisory vote on the frequency of shareholder votes on our named executive officer compensation;

5.	To consider a shareholder proposal regarding majority voting in Director elections, if properly presented;

6.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm to examine our consolidated financial statements for the 2011 fiscal year; and

7.	To consider such other matters as may properly come before the 2011 Annual Meeting and any adjournments or postponements thereof.

Shareholders of record at the close of business on March 25, 2011 are entitled to notice of and to vote at such meeting and any adjournments or postponements thereof.

Very truly yours,

Gina K. Gunning

General Counsel, Corporate Affairs and Secretary

It is important that your shares be represented at the 2011 Annual Meeting. Whether or not you intend to be present, please sign and date the enclosed proxy card and return it in the enclosed postage-prepaid envelope, which requires no postage if mailed in the United States, or appoint your proxies over the Internet or by telephone as directed on your proxy card.

If your shares are not registered in your own name and you would like to attend the 2011 Annual Meeting, please bring evidence of your share ownership with you. You should be able to obtain evidence of your share ownership from the bank, broker, trustee or other nominee that holds the shares on your behalf.

CLIFFS NATURAL RESOURCES INC. 200 Public Square, Suite 3300, Cleveland, OH 44114 P 216.694.5700 cliffsnaturalresources.com

PROXY STATEMENT

April     , 2011

SOLICITATION, USE AND REVOCATION OF PROXIES

The accompanying proxy is solicited by and on behalf of our Board of Directors, which we refer to as the Board of Directors or Cliffs’ Board, for use at the Annual Meeting of Shareholders to be held on May 17, 2011, which we refer to as our 2011 Annual Meeting, and any adjournments or postponements thereof. Any proxy may be revoked by a later proxy, by written notice to our Secretary or in the open meeting, without affecting any vote previously taken.

OUTSTANDING SHARES AND VOTING RIGHTS

As of March 25, 2011, the record date for the determination of persons entitled to vote at the 2011 Annual Meeting, there were [                    ] common shares, par value $0.125 per share, of Cliffs Natural Resources Inc. (“we,” “Cliffs” or the “Company”) outstanding, which we refer to as Common Shares. Each Common Share is entitled to one vote in connection with each item to be acted upon at the 2011 Annual Meeting. This proxy statement and accompanying proxy card are being first mailed or otherwise distributed to shareholders on or about April     , 2011.

Registered Holders. If your shares are registered in your name, you may vote in person or by proxy. If you decide to vote by proxy, you may do so by telephone, over the Internet or by mail.

By telephone. After reading the proxy materials and with your proxy card in front of you, you may call the toll-free number appearing on the proxy card, using a touch-tone telephone. You will be prompted to enter your control number from your proxy card. This number will identify you as a shareholder of record. Follow the simple instructions that will be given to you to record your vote.

Over the Internet. After reading the proxy materials and with your proxy card in front of you, you may use a computer to access the website www.proxyvote.com. You will be prompted to enter your control number from your proxy card. This number will identify you as a shareholder of record. Follow the simple instructions that will be given to you to record your vote.

By mail. After reading the proxy materials, you may mark, sign and date your proxy card and return it in the enclosed prepaid and addressed envelope.

The Internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to submit voting instructions and confirm that those instructions have been recorded properly.

Nominee Shares. If your shares are held by a bank, broker, trustee, or some other nominee, that entity will provide separate voting instructions. All nominee share interests may view the proxy materials using the link www.proxyvote.com.

ELECTION OF DIRECTORS

(Proposal No. 1)

It is intended that proxies received will be voted, unless contrary instructions are given, to elect the twelve nominees named in the following table to serve until the next Annual Meeting of Shareholders or until their successors shall be elected. All of the nominees were elected by the shareholders at the Annual Meeting of Shareholders held on May 11, 2010, except for Messrs. Gluski and Ross. Messrs. Gluski and Ross were nominated by the Governance and Nominating Committee and were appointed as Directors by unanimous action of Cliffs’ Board on January 11, 2011. The Governance and Nominating Committee engaged a third-party search firm to assist it in identifying candidates to be appointed. The third-party firm conducted a comprehensive search and identified various candidates that it recommended to the Governance and Nominating Committees, who then screened the resumes of several candidates before interviewing and nominating Messrs. Gluski and Ross.

Should any nominee decline or be unable to accept such nomination to serve as a Director, an event which we do not currently anticipate, the persons named as proxies reserve the right, in their discretion, to vote for a lesser number or for substitute nominees designated by the Directors, to the extent consistent with our Code of Regulations.

We do not have a formal policy regarding Director attendance at our Annual Meeting of Shareholders; however, it is expected that all Directors will attend the 2011 Annual Meeting unless there are extenuating circumstances for nonattendance. Ten of twelve Directors currently standing for re-election attended the 2010 Annual Meeting. Messrs. Gluski and Ross were not Directors or nominees at the time of our 2010 Annual Meeting and, accordingly, did not attend the 2010 Annual Meeting.

INFORMATION CONCERNING DIRECTOR NOMINEES

Based upon information received from the respective Director nominees as of March 25, 2011, the following information is furnished with respect to each person nominated for election as a Director.

Name, Age, Principal Occupation and Employment, and Experience During Past Five Years, Specific Qualifications to Serve as a Director and Committee Member	First Became Director
JOSEPH A. CARRABBA, 58, Chairman, President and Chief Executive Officer since May 2007 of Cliffs. Mr. Carrabba served as our President and Chief Executive Officer from September 2006 through May 2007 and as our President and Chief Operating Officer from May 2005 to September 2006. Mr. Carrabba has served as a Director of KeyCorp since November 2009 and Newmont Mining Corporation since June 2007, as well as a Director of Great Lakes Science Center, and University Hospitals in Cleveland.	2006

Mr. Carrabba is an experienced mining executive who came to Cliffs with over 20 years experience with Rio Tinto plc, a global mining company. While with Rio Tinto, he served in a variety of capacities in mining operations internationally, including locations in Asia, Australia, Canada and Europe. He brings a global mining and exploration perspective with experience in a variety of minerals, including bauxite, coal, and diamonds to the Board.

SUSAN M. CUNNINGHAM, 55, Senior Vice President of Exploration of Noble Energy Inc., an international oil and gas exploration and production company, since May 2007. Ms. Cunningham served as Senior Vice President of Exploration and Corporate Reserves from 2005 to May 2007 of Noble Energy Inc.	2005

Name, Age, Principal Occupation and Employment, and Experience During Past Five Years, Specific Qualifications to Serve as a Director and Committee Member	First Became Director

Ms. Cunningham brings to the Board years of global exploration, geology and energy experience from her various roles with Noble Energy Inc. As we have grown internationally and expanded into mineral exploration and mining acquisitions (metallurgical coal and chromite, as examples), her guidance has been a valuable asset to our Board in assessing the value of acquisition projects as well as providing guidance when we address energy usage and carbon-related issues.

Committee Assignments: Governance and Nominating Committee and Strategy and Operations Committee

Ms. Cunningham’s leadership skills developed as a senior executive of an international company is an asset to our Governance and Nominating Committee. Ms. Cunningham’s global exploration experiences and knowledge and understanding of global mining and exploration industries and reserve calculations strengthen our Strategy and Operations Committee.

BARRY J. ELDRIDGE, 65, Currently retired. Mr. Eldridge previously served as the Managing Director and Chief Executive Officer of Portman Limited, an international iron ore mining company in Australia, from October 2002 through April 2005. Mr. Eldridge formerly served as Chairman of Vulcan Resources Ltd., Chairman of Millennium Mining Pty. Ltd. and as a Director of Wedgetail Mining Limited through 2008, and is Chairman of Mundo Minerals Limited. In addition, he serves as director of Sundance Resources Ltd. All of the companies are or were companies listed on the Australian Stock Exchange.	2005

As a former executive of an international mining company and former and acting Chairman of various Australian mining companies, Mr. Eldridge brings to the Board a wealth of international management experience as well as business perspectives specific to the Australian coal and iron mining industry, which is one of the strategic focuses of Cliffs.

Committee Assignments:

Strategy and Operations Committee and Compensation and Organization Committee

Mr. Eldridge’s extensive international mining and exploration expertise is an asset to our Strategy and Operations Committee, as Chairman, when evaluating new strategic opportunities. His management experience both on boards of other companies and as a former executive strengthens the Compensation and Organization Committee through his understanding of compensation strategies necessary to retain and attract international exploration and mining talent.

ANDRÉS R. GLUSKI, 53, Executive Vice President and Chief Operating Officer of The AES Corporation, or AES, one of the world’s largest independent power producers with operations in 27 countries. Mr. Gluski served as Chief Executive Officer of AES Gener (Chile) from 2000 to 2001, Senior Vice President, Caribbean and Central America from 2003 to 2006, and Executive Vice President & Regional President, Latin America from 2006 to 2007 of AES. Mr. Gluski is also currently Chairman for AES Gener S. A. and AES Brasiliana.	2011

Mr. Gluski’s years of experience with AES and other public and private initiatives throughout the Americas in a number of executive capacities provides the Board with valuable international business experience and knowledge, which is particularly relevant to Cliffs’ Board in light of Cliffs’ growing international operations. Mr. Gluski’s executive experience is also a valuable resource for Cliffs’ Board in its dealings with senior management.

Name, Age, Principal Occupation and Employment, and Experience During Past Five Years, Specific Qualifications to Serve as a Director and Committee Member	First Became Director

Committee Assignments:

Audit Committee and Strategy and Operations Committee (currently sits as an observer on both committees and will become a member of each effective July 1, 2011)

Mr. Gluski’s background in international finance and economics along with his knowledge of the power industry will be extremely invaluable to both committees.

SUSAN M. GREEN, 51, Deputy General Counsel, U.S. Congressional Office of Compliance since November 2007. Ms. Green served as Aide to Council member Nancy Floreen, Montgomery County, Maryland from December 2002 to August 2005. Ms. Green was originally proposed as a nominee for the Board by the United Steelworkers, or USW, pursuant to the terms of our 2004 labor agreement.	2007

Ms. Green has served as both a labor organizer and as an attorney representing organized labor. She also has worked in government both as a member of former Massachusetts’ Senator Edward M. Kennedy’s staff and as a member of the U.S. Department of Labor during the Clinton administration. She brings her diverse experiences as a labor attorney and an alternative point of view to our Board. As someone who has represented organized labor, she is able to advocate the views of the majority of our North American workforce.

Committee Assignments: Audit Committee and Governance and Nominating Committee Ms. Green’s labor and governmental background brings practical experience to both committees.

JANICE K. HENRY, 59, Currently retired. Ms. Henry previously served as Senior Vice President from 1998 through June 2006, Chief Financial Officer from 1994 to June 2005 and Treasurer from 2002 to March 2006 of Martin Marietta Materials, Inc., or Martin Marietta, a producer of construction aggregates serving the public infrastructure, commercial and residential construction markets in the United States. Ms. Henry served in a consulting capacity for Martin Marietta from July 2006 through June 2009. Ms. Henry was a director of Inco Limited from June 2004 through October 2006. Ms. Henry also served as a director of North American Galvanizing & Coatings, Inc. from February 2008 through August 2010. Since October 2009, Ms. Henry has been a member of the corporation of The Charles Stark Draper Laboratory, Inc., a nonprofit corporation, which engages in activities that contribute to the support and advancement of scientific research, technology and development.

2009

Ms. Henry’s background with Martin Marietta brings significant accounting, financial, SEC reporting, risk analysis, and audit experiences to our Board. As a former director on the boards of Inco Limited and North American Galvanizing & Coatings, Inc., Ms. Henry contributes her board level experience and background in mining and basic materials.

Committee Assignments:

Audit Committee and Compensation and Organization Committee

Ms. Henry’s extensive financial reporting and accounting background provides the additional expertise required of audit committees of public companies. Cliffs’ Board has determined that she is one of the two audit committee financial experts (as that term is defined in SEC regulations) on the Audit Committee.

Name, Age, Principal Occupation and Employment, and Experience During Past Five Years, Specific Qualifications to Serve as a Director and Committee Member	First Became Director

JAMES F. KIRSCH, 53, Chairman, President and Chief Executive Officer of Ferro Corporation, or Ferro, a global supplier of technology-based materials for a broad range of manufacturers. Mr. Kirsch was elected Chairman of Ferro’s Board of Directors in December 2006 and appointed Chief Executive Officer and a director of Ferro in November 2005. Mr. Kirsch joined Ferro in October 2004 as its President and Chief Operating Officer. Prior to joining Ferro, Mr. Kirsch served as President of Premix Inc. and Quantum Composites, Inc., manufacturers of thermoset molding compounds, parts and subassemblies for the automotive, aerospace, electrical and HVAC industries. Prior to that, from 2002 through 2004, he served as President of Quantum Composites, Inc. From 2000 through 2002, he served as President and director of Ballard Generation Systems, a company engaged in the design, development, manufacture and sale of clean energy fuel cell products, and Vice President for Ballard Power Systems in Burnaby, British Columbia, Canada. Mr. Kirsch started his career with The Dow Chemical Company, a world-wide diverse company of specialty chemical, advanced materials, agrosciences and plastics businesses, where he spent 19 years and held various positions of increasing responsibility, including global business director of Propylene Oxide and Derivatives and Global Vice President of Electrochemicals.

Mr. Kirsch brings a wealth of senior management experience with major organizations with international operations. As a Chairman, President and Chief Executive Officer of a New York Stock Exchange, or NYSE, listed company, he brings additional chairmanship and CEO experience to Cliffs’ Board and the committees on which he serves.

Committee Assignments:

Audit Committee and Governance and Nominating Committee

2010

Mr. Kirsch, as Chairman and Chief Executive Officer of a public company, is experienced in the annual, quarterly, and periodic filing obligations of the SEC. As an executive officer of a public company and Chairman of its board, Mr. Kirsch is well versed in the mechanics of board compensation matters and corporate governance issues.

FRANCIS R. McALLISTER, 68, Chairman and Chief Executive Officer of Stillwater Mining Company, a palladium and platinum producer, since February 2001. Mr. McAllister has served as a Director of Stillwater Mining Company since January 2001.	1996

As a sitting chief executive officer and chairman of a North American mining company for ten years, Mr. McAllister brings mining and leadership expertise to the Board. As a sitting Chairman, Mr. McAllister’s experience in fostering good communication between Directors and management is invaluable in his capacity as Lead Director.

Committee Assignments:

Strategy and Operations Committee and Compensation and Organization Committee

A strong mining background provides Mr. McAllister with special insight into mineral exploration and reserve strategies to help direct our Strategy and Operations Committee towards new diverse steel industry related mineral opportunities. Mr. McAllister’s leadership experience and perspective helps the Compensation and Organization Committee, as Chairman, define what qualities our current and future management talent should possess.

Name, Age, Principal Occupation and Employment, and Experience During Past Five Years, Specific Qualifications to Serve as a Director and Committee Member	First Became Director
ROGER PHILLIPS, 71, Currently retired. Mr. Phillips previously served as President and Chief Executive Officer of IPSCO Inc., a North American steel producing company, from 1982 through 2002. Mr. Phillips served as Director of Inco Limited from April 2003 through October 2006, as Director of Imperial Oil Limited from May 2002 to April 2009, and as director of Toronto Dominion Bank from February 1994 to March 2010. Mr. Phillips is currently a director of Canadian Pacific Railway Company and Canadian Pacific Railway Limited.	2002

As a former chief executive officer of a North American steel producer, Mr. Phillips brings not only his management experience but knowledge of the North American steel market to our Board. His perspective is invaluable given the importance of the North American iron ore segment to our company. With experience as a director in a number of diverse industries, Mr. Phillips brings extensive board experience and leadership skills as well as a working knowledge of transportation, banking, and energy businesses, rounding out our Board’s knowledge base.

Committee Assignments:

Governance and Nominating Committee and Compensation and Organization Committee

Service on diverse boards of various industries provides Mr. Phillips with a strong understanding and knowledge of today’s corporate governance procedures and business ethics issues. Our Governance and Nominating Committee relies on his knowledge and guidance as Chairman of the committee. Mr. Phillips’ long history working in executive management and his understanding of the importance of developing talent for our future success is integral to our Compensation and Organization Committee’s success.

RICHARD K. RIEDERER, 67, Chief Executive Officer of RKR Asset Management, a consulting organization, since June 2006. Mr. Riederer served as President and Chief Executive Officer from January 1996 through February 2001 of Weirton Steel Corporation, a steel producing company. Mr. Riederer has been a Director of First American Funds since September 2001, the Boler Company, NFS International, and Chairman and Director of Idea Foundry. He also serves on the Board of Trustees of Franciscan University of Steubenville.	2002

Mr. Riederer’s long career in the steel industry as well as his experience as Chief Executive Officer and Chief Financial Officer of Weirton Steel Corporation, a North American steel producer, brings executive management, accounting and finance and financial reporting expertise to Cliffs’ Board as well as an in depth knowledge of the North American steel industry. His insight as past Chairman of North American Iron & Steel Institute is invaluable.

Committee Assignments:

Audit Committee and Strategy and Operations Committee

Mr. Riederer is one of two audit committee financial experts (as that term is defined in SEC regulations) based on years of financial and accounting experience and leadership as a member, as well as Chairman, of the Audit Committee. Mr. Riederer’s strong sense of leadership and ethical behavior supports the purpose of our Strategy and Operations Committee.

Name, Age, Principal Occupation and Employment, and Experience During Past Five Years, Specific Qualifications to Serve as a Director and Committee Member	First Became Director
RICHARD ROSS, 53, Currently retired. Mr. Ross previously served as Chairman and Chief Executive Officer of Inmet Mining Corporation, a Canadian-based global mining company. Mr. Ross was President and Chief Executive Officer of Inmet Mining Corporation from 2000 to 2005, Chairman and Chief Executive Officer from 2005 to 2009 and Chairman of the Board in 2009 of Inmet Mining Corporation.	2011

Committee Assignments:

Audit Committee and Governance and Nominating Committee (currently sits as an observer on both committees and will become a member of each effective July 1, 2011)

Mr. Ross’ executive leadership experience and knowledge of Canadian mining companies will bring valuable skills to the committees on which he will serve.

ALAN SCHWARTZ, 71, Professor of Law at the Yale Law School and Professor at the Yale School of Management since 1987. Mr. Schwartz has served as a Director of Furniture Brands International since 2008.	1991

Mr. Schwartz is an expert in corporate governance and compliance. Mr. Schwartz’s distinguished tenure as an academic brings a unique perspective to our Board.

Committee Assignments:

Audit Committee and Governance and Nominating Committee

As an educator at both the Yale Law School and the School of Management, Mr. Schwartz is knowledgeable as to current market and business trends, and corporate governance standards. This provides a useful perspective on current legal and business trends to both our Audit and Governance and Nominating Committees. In addition, as the longest-tenured Board member, he serves as a valuable resource of institutional knowledge.

In accordance with the retirement policy contained in our Corporate Governance Guidelines, Mr. Ronald C. Cambre is not standing for re-election at the 2011 Annual Meeting.

In the election of Directors, the nominees receiving a plurality vote of the Common Shares will be elected. However, under our majority voting policy, any Director-nominee that is elected, but fails to receive a majority of votes cast (which excludes abstentions and broker non-votes) is expected to tender his or her resignation, which resignation will be considered by the Governance and Nominating Committee and our Board.

The Board of Directors recommends a vote FOR each of the nominees listed above.

DIRECTOR INDEPENDENCE

Our Board of Directors has determined that each of the current Directors standing for re-election, other than Mr. Carrabba, which includes all of the current members of the Audit, Governance and Nominating, and the Compensation and Organization Committees, has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is independent within our director independence standards, which reflect exactly the New York Stock Exchange, or NYSE, director independence standards. James D. Ireland III served as a Director during 2010 until the 2010 annual meeting. The Board of Directors also determined that Mr. Ireland met these independent standards. Mr. Carrabba is our Chairman, President and Chief Executive Officer, or CEO, and as such, is not considered independent. He does not serve as a member of any of Cliffs’ Board committees.

Since January 1, 2010, there have been no transactions between Cliffs and any of its independent Directors other than compensation for service as a director as disclosed below.

BOARD LEADERSHIP STRUCTURE AND BOARD COMMITTEES

The members and nominees for Cliffs’ Board have diversified professional experience in general management, steel manufacturing, construction aggregates, mining, finance, labor, law, education, natural resource exploration, power generation and distribution, and other fields. There is no family relationship among any of our nominees and executive officers. Eleven of the twelve nominees have no present or former employment relationship with Cliffs. The average age of the nominees currently serving on Cliffs’ Board is 61, ranging from ages 51 to 71. The average years of service of the nominees currently serving on Cliffs’ Board is six years, ranging from less than one year to 20 years of service.

Board Leadership Structure. The Chairman of our Board is Joseph A. Carrabba, who is also our CEO and President. Pursuant to our Corporate Governance Guidelines, when the positions of Chairman and CEO are held by one individual, then the Chairman of our Compensation and Organization Committee is designated as our Lead Director. Accordingly, Francis R. McAllister, the Chairman of our Compensation and Organization Committee, serves as our Lead Director. The Board has determined that this leadership structure is appropriate for our Company.

Under this leadership structure, Mr. Carrabba is responsible for overseeing and facilitating communications between our management and the Board, for setting the meeting schedules and agendas, and leading Board discussions during Board meetings. In his combined role, Mr. Carrabba has the benefit of Cliffs’ personnel to help with extensive meeting preparation, responsibility for the process of recordkeeping of all Board deliberations, and the benefit of direct daily contact with management and internal audit departments. The Chairman works closely with the Lead Director in setting meeting agendas and in ensuring that essential information is effectively communicated to the Board. This leadership structure provides our Chairman with the readily available resources to manage the affairs of the Board while allowing our Lead Director to provide effective and timely advice and guidance.

Corporate Governance Guidelines. Our governance process is based on our Corporate Governance Guidelines, which are available on our website at http://www.cliffsnaturalresources.com. The Corporate Governance Guidelines were amended in November 2010 in order to, among other things, more clearly delineate the role and responsibility of the Lead Director.

Meetings; Committees. During 2010, eight meetings of Cliffs’ Board and 35 meetings of Cliffs’ Board committees were held. Our independent Directors held eight meetings in executive session without the presence of Mr. Carrabba in 2010. Mr. McAllister has served as Lead Director since May 2004. He chaired all of the executive session meetings in 2010. Directors also discharge their responsibilities by reviewing reports to Directors, visiting our facilities, corresponding with the CEO, and conducting telephone conferences with the CEO and Directors regarding matters of interest and concern to Cliffs. In addition, Directors have regular access to senior management of Cliffs. The Directors have meetings of Audit, Governance and Nominating, Compensation and Organization, and Strategy and Operations Committees as well as ad hoc committee meetings when needed. In 2010 the Board reviewed its committee structure and determined that it was prudent to rename the former Board Affairs Committee to the Governance and Nominating Committee and to rename the former Strategy Committee to the Strategy and Operations Committee.

All committees regularly report their activities, actions, and recommendations to Cliffs’ Board. During 2010, one independent Director attended at least 84 percent of all meetings, while the remaining independent Directors attended at least 93 percent of the aggregate total of Cliffs’ Board and committee meetings. No Director attended less than 75 percent of Cliffs’ Board or committee meetings of which they were members.

Audit Committee. The members of the Audit Committee from January 1, 2010 through June 30, 2010 consisted of Messrs. Riederer (Chairman), and Schwartz, and Mses. Cunningham, Green and Henry. Since July 1, 2010, the Audit Committee membership has consisted of Messrs. Riederer (Chairman), Kirsch and Schwartz, and Mses. Green and Henry. Messrs. Gluski and Ross will become members of the Audit Committee effective July 1, 2011, at which time Mr. Kirsch will cease to be a member of such committee.

The Audit Committee reviews with our management, the internal auditors and the independent registered public accounting firm, the adequacy and effectiveness of our system of internal control over financial reporting; reviews significant accounting matters; reviews quarterly unaudited financial information prior to public release; approves the audited financial statements prior to public distribution; approves our assertions related to internal controls prior to public distribution; reviews any significant changes in our accounting principles or financial reporting practices; reviews, approves and retains the services performed by our independent registered public accounting firm; has the authority and responsibility to evaluate our independent registered public accounting firm; discusses with the independent registered public accounting firm their independence and considers the compatibility of non-audit services with such independence; annually selects and retains our independent registered accounting firm to examine our financial statements; approves management’s appointment, termination, or replacement of the Chief Risk Officer; and conducts a legal compliance review. The members of the Audit Committee are independent under applicable SEC rules and the NYSE listing standards. Cliffs’ Board identified Mr. Riederer and Ms. Henry as audit committee financial experts (as defined in Item 407(d)(5)(ii) of Regulation S-K). No member of the Audit Committee serves on the audit committees of more than three public companies. The Audit Committee held ten meetings during 2010. The charter of the Audit Committee is available at http://www.cliffsnaturalresources.com.

Governance and Nominating Committee (formerly known as the Board Affairs Committee). From January 1, 2010 through June 30, 2010, the members of the Governance and Nominating Committee consisted of Messrs. Phillips (Chairman), Riederer and Schwartz, and Ms. Green. Since July 1, 2010, the members of the Governance and Nominating Committee have consisted of Messrs. Phillips (Chairman), Kirsch and Schwartz, and Mses. Cunningham and Green. Mr. Ross will become a member of the Governance and Nominating Committee effective July 1, 2011. The Governance and Nominating Committee reviews and administers our compensation plans for Directors; monitors the Board governance process and provides counsel to the CEO on Board governance and other matters; recommends changes in membership and responsibility of Board committees; and acts as the Board’s Nominating Committee and Proxy Committee in the election of Directors. The Governance and Nominating Committee held seven meetings during 2010. The charter of the Governance and Nominating Committee is available at http://www.cliffsnaturalresources.com.

As noted above, the Governance and Nominating Committee is involved in determining compensation for our Directors. The Governance and Nominating Committee reviews and administers our Directors’ compensation plans, including approval of grants of equity or equity-based awards, and makes recommendations to the Board with respect to compensation plans and equity-based plans for Directors. The Governance and Nominating Committee annually reviews Director compensation in relation to comparable companies and other relevant factors. Any change in Director compensation must be approved by Cliffs’ Board. Other than Mr. Carrabba’s capacity as a Director, no executive officers participate in setting Director compensation. From time to time, the Governance and Nominating Committee or Cliffs’ Board may engage the services of a compensation consultant to provide information regarding Director compensation at comparable companies.

Compensation and Organization Committee. The Compensation and Organization Committee, which we refer to as the Compensation Committee, consisted of Messrs. McAllister (Chairman), Cambre, Eldridge, Ireland and Phillips from January 1, 2010 through June 30, 2010. Mr. Ireland was a member of the Compensation and Organization Committee from January 1, 2010 to May 10, 2010. Since July 1, 2010, the Compensation Committee members have been Messrs. McAllister (Chairman), Cambre, Eldridge and Phillips and Ms. Henry. Mr. Kirsch will become a member of the Compensation Committee effective July 1, 2011. The Compensation Committee recommends to Cliffs’ Board the election and compensation of officers; administers our compensation plans for officers; reviews organization and management development; evaluates the performance of the CEO and the other executive officers; and obtains the advice of outside experts with regard to compensation matters. The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee.

The Compensation Committee obtains analysis and advice from an external compensation consultant to assist with the performance of its duties under its charter. Farient Advisors, or Farient, was retained by the Compensation Committee for 2010. The Senior Vice President of Farient who assisted the Compensation Committee became a principal of Semler Brossy Consulting Group, LLC, or Semler Brossy, and was retained by the Compensation Committee as of August 2010. Farient and Semler Brossy were retained directly by the Compensation Committee and have helped the Compensation Committee develop an appropriate agenda for performing the Compensation Committee’s responsibilities. In this regard, both Farient and Semler Brossy advised and assisted the Compensation Committee in determining the appropriate objectives and goals of our executive compensation programs; in designing compensation programs that fulfill those objectives and goals; ensuring that compensation programs align executives with shareholder interests; in monitoring the external and internal equity of our executive officers’ total compensation and the primary components of that compensation; in evaluating the effectiveness of our compensation programs; in identifying appropriate pay positioning strategies and pay levels in our executive compensation programs; in selecting performance peers and setting performance targets used to evaluate performance for incentive compensation plans; and in identifying mining industry, general industry and Cleveland area pay practices and identifying compensation surveys for the Compensation Committee to use to benchmark the appropriateness and competitiveness of our executive compensation program.

The Compensation Committee makes all decisions regarding the CEO’s compensation, subject to ratification by the independent members of the Board, after consulting with its advisors in executive session where no management employees are present. For the other executive officers, the CEO is asked by the Compensation Committee to conduct and present an assessment on the achievement of specific goals established for those officers and on the performance of Cliffs taking into account external market forces and other considerations. While the CEO and Executive Vice President Finance and Administration and CFO attend Compensation Committee meetings regularly by invitation, the Compensation Committee is the final decision maker for the compensation of the executive officers. For additional information regarding the operation of the Compensation Committee, see “Executive Compensation—Compensation Discussion and Analysis” beginning on page 19 of this proxy statement. The Compensation Committee held nine meetings during 2010. The charter of the Compensation Committee is available at http://www.cliffsnaturalresources.com.

Strategy and Operations Committee (formerly known as the Strategy Committee). The Strategy and Operations Committee consisted of Messrs. Ireland (Chairman), Cambre, Eldridge and McAllister, and Ms. Cunningham from January 1, 2010 to June 30, 2010. Mr. Ireland was a member of the Strategy and Operations Committee from January 1, 2010 to May 10, 2010. Since July 1, 2010, the members of the Strategy and Operations Committee have been Messrs Eldridge (Chairman), Cambre, McAllister, and Riederer, and Ms. Cunningham. Mr. Gluski will become a member of the Strategy and Operations Committee effective July 1, 2011. On November 9, 2010, the Strategy Committee was renamed the Strategy and Operations Committee to include the oversight of our operations as well as guiding our current and future strategies. The purpose of the Strategy and Operations Committee is to oversee Cliffs’ strategic plan and annual management objectives and to oversee and monitor risks relevant to its strategy, as well as operational, safety and environmental risks. The Strategy and Operations Committee provides advice and assistance with developing our Company’s strategy; provides follow up oversight with respect to the comparison of actual results with estimates for major projects and post-deal integration; ensures that Cliffs has appropriate strategies for managing exposures to financial, economic and hazard risks; assesses Cliffs’ overall capital structure and its capital allocation priorities; assists management in determining the resources necessary to implement Cliff’s strategic and financial plans; monitors the progress and implementation of the Company’s strategy; and reviews the adequacy of Cliffs’ insurance programs.

The Strategy and Operations Committee held eight meetings in 2010. The charter of the Strategy and Operations Committee is available at http://www.cliffsnaturalresources.com.

THE BOARD’S ROLE IN RISK OVERSIGHT

The Board of Directors as a whole oversees our enterprise risk management, or ERM, process. The Board executes its risk oversight role in a variety of manners. The full Board typically discusses the key strategic risks facing Cliffs. Additionally, the Board has an annual meeting devoted to strategic planning, including discussion of Cliffs’ principal strategic risks.

In addition, the Board delegates oversight responsibility for certain areas of risk to its committees. Generally, each committee oversees risks that are associated with the purpose of and responsibilities delegated to that committee. For example, the Audit Committee oversees risks related to accounting and financial reporting, treasury, legal and compliance, and information technology. In addition, pursuant to its charter, the Audit Committee periodically reviews our ERM process. The Strategy and Operations Committee addresses strategic, operational, safety and environmental risks. The Compensation and Organization Committee monitors risks related to senior management development and succession planning, management compensation, and employment benefits and policies. The Governance and Nominating Committee handles risks with respect to board organization, membership and structure, director succession planning and corporate governance matters. As appropriate, the respective committee Chairpersons provide reports to the full Board.

Through the ERM process, management is responsible for the day-to-day management of Cliffs’ risks. Cliffs’ Chief Risk Officer leads the administration of the ERM process, which includes the involvement of management in the identification, assessment, mitigation and monitoring of Cliffs’ key risks. The Chief Risk Officer and/or executive management regularly reports to the Board or relevant Committees regarding Cliffs’ key risks and the actions being taken to manage these risks.

We do not believe that the Board’s role in our risk oversight has an effect on the Board’s leadership structure.

CONSIDERATION OF DIRECTOR NOMINEES

Shareholder Nominees

The policy of the Governance and Nominating Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating nominations, the Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on Cliffs’ Board and to address the membership criteria set forth below under “Board Diversity and Director Qualifications.” Any shareholder nominations proposed for consideration by the Governance and Nominating Committee should include: (i) complete information as to the identity and qualifications of the proposed nominee, including name, address, present and prior business and/or professional affiliations, education and experience, and particular fields of expertise; (ii) an indication of the nominee’s consent to serve as a Director if elected; and (iii) the reasons why, in the opinion of the recommending shareholder, the proposed nominee is qualified and suited to be a director. Shareholder nominations should be addressed to Cliffs Natural Resources Inc., 200 Public Square, Suite 3300, Cleveland, Ohio 44114-2315, Attention: Secretary. Our Code of Regulations provide that at any meeting of shareholders at which directors are to be elected, only persons nominated as candidates will be eligible for election.

Board Diversity and Director Qualifications

Although there is no specific board diversity policy in place presently, the Governance and Nominating Committee does consider such factors as it deems appropriate and consistent with our Corporate Governance Guidelines, the charter of the Governance and Nominating Committee and other criteria established by Cliffs’ Board, which includes diversity. The Governance and Nominating Committee’s goal in selecting directors for nomination to Cliffs’ Board is generally to seek to create a well-balanced team that combines diverse experience, skill and intellect of seasoned directors in order to enable us to pursue our strategic objectives. The Governance and Nominating Committee has not reduced the qualifications for service on Cliffs’ Board to a checklist of specific standards or specific, minimum qualifications, skills or qualities. Rather, we seek, consistent with the vacancies existing on Cliffs’ Board at any particular time and the interplay of a particular candidate’s experience with the experience of other Directors, to select individuals whose business experience, knowledge, skills, diversity and integrity would be considered a desirable addition to our Board and any committees thereof. In addition, the Governance and Nominating Committee annually conducts a review of incumbent Directors in order to determine whether a Director should be nominated for re-election to Cliffs’ Board.

The Governance and Nominating Committee makes determinations as to Director selection based upon the facts and circumstances at the time of the receipt of the Director candidate recommendation. Applicable considerations include: whether the Governance and Nominating Committee is currently looking to fill a new position created by an expansion of the number of Directors, or a vacancy that may exist on Cliffs’ Board; whether the current composition of Cliffs’ Board is consistent with the criteria described in our Corporate Governance Guidelines; whether the candidate submitted possesses the qualifications that are generally the basis for selection of candidates to Cliffs’ Board; and whether the candidate would be considered independent under the rules of the NYSE and our standards with respect to Director independence. Final approval of any candidate will be determined by the full Cliffs’ Board.

Identifying and Evaluating Nominees for Directors

The Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for Director. The Governance and Nominating Committee regularly reviews the appropriate size of Cliffs’ Board and whether any vacancies on Cliffs’ Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance and Nominating Committee considers various potential candidates for Director. Candidates may come to the attention of the Governance and Nominating Committee through current Board members, professional search firms, shareholders or other persons. As described above, the Governance and Nominating Committee considers properly submitted nominations for candidates for Cliffs’ Board. Following verification of the recommending shareholder’s status, recommendations are considered by the Governance and Nominating Committee at its next regularly scheduled meeting.

MAJORITY VOTING POLICY

In 2010, the Board adopted a majority voting policy whereby, in an uncontested election, any nominee for director who fails to receive a majority of the votes cast (which excludes abstentions and broker non-votes) is expected to tender his or her resignation. In such an event, the Governance and Nominating Committee shall consider the tendered resignation and make a recommendation to the Board.

MEETINGS OF NON-MANAGEMENT DIRECTORS; COMMUNICATIONS WITH DIRECTORS

In accordance with the NYSE’s corporate governance listing standards, our non-management directors meet at regularly scheduled executive sessions without management present. The Chairman of the Compensation Committee has been designated as our lead independent director. Shareholders and interested parties may communicate with the chair of the Compensation Committee, or with our non-management directors as a group or with Cliffs’ Board, by writing to the Lead Director at Cliffs Natural Resources Inc., 200 Public Square, Suite 3300, Cleveland, Ohio 44114-2315, Attn: Lead Director. Our independent Directors have approved the process for determining which communications are forwarded to various members of Cliffs’ Board.

BUSINESS ETHICS POLICY

We have adopted a Code of Business Conduct and Ethics, or Code, which applies to all of our Directors, officers and employees. The Code is available on our website at http://www.cliffsnaturalresources.com in the Corporate Governance section under “For Investors.” We intend to post amendments to or waivers from our Code (to the extent applicable to our principal executive officer, principal financial officer or principal accounting officer) on our website. Reference to our website and the contents thereof do not constitute incorporation by reference of the information contained on our website, and such information is not part of this proxy statement.

DIRECTORS’ COMPENSATION

Effective January 1, 2010, Cliffs’ Directors who are not Cliffs’ employees received an annual retainer fee of $50,000 and an annual equity award of $75,000. Employee directors receive no compensation for their service as directors. The following table reflects the changes in Directors’ compensation effective April 1, 2010:

Committee Function	January 1, 2010 - March 31, 2010	April 1, 2010 - Present
Board Meeting Fees	$1,500/meeting	$2,000/meeting
Committee Meetings Fees	$1,000/meeting	$1,500/meeting
Lead Director Annual Retainer	$30,000	$40,000
Audit Committee Annual Chair Retainer	$10,000	$15,000
Compensation and Organization Committee Annual Chair Retainer	$5,000	$10,000
Governance and Nominating, Strategy and Operations Committee Annual Chair Retainers	$5,000	$7,500

The Nonemployee Directors’ Compensation Plan (as Amended and Restated as of December 31, 2008), which we refer to as the Directors’ Plan, implements the annual equity grant program referenced above. Nonemployee Directors who are under age 69 on the date of the annual meeting receive an automatic annual grant of $75,000 worth of restricted shares with a three-year vesting requirement. Nonemployee Directors who are 69 years of age or older on the date of the annual meeting receive an automatic annual grant of $75,000 worth of Common Shares (with no restrictions). The amount of the automatic annual grant for all Nonemployee Directors will increase from $75,000 to $80,000 effective May 17, 2011. In May 2010, three Directors received an annual grant of Common Shares. On January 11, 2011, two new Directors, Messrs. Gluski and Ross, each received a prorated annual grant of 290 restricted shares pursuant to the Directors’ Plan.

Our Director Share Ownership Guidelines through December 31, 2010 provided that a Director should hold or acquire by the end of a four-year period the lesser of either (i) 4,000 or more Common Shares, or (ii) Common Shares having a market value of at least $100,000. Effective January 1, 2011, our Director Share Ownership Guidelines were amended to state that a Director must hold or acquire Common Shares having a market value of at least $250,000 within five years of becoming a Director. If a nonemployee Director meets these guidelines in December of each year, the Director may elect to receive all or a portion of his or her annual retainer of $50,000 for the following year in cash. If the Director does not meet these guidelines, the Director is required to receive an equivalent value of $20,000 in Common Shares until he or she meets the guidelines. Nonemployee Directors may elect to receive up to 100 percent of their retainer and other fees in Common Shares. In addition, the Directors’ Plan gives nonemployee Directors the opportunity to defer all or a portion of their annual retainer and other fees, whether payable in cash or Common Shares. Nonemployee Directors may elect to receive deferred shares in lieu of their annual equity award with the same three-year vesting requirements. A Director may also elect that all cash dividends with respect to restricted shares be deferred and reinvested in additional Common Shares. Those additional Common Shares are subject to the same restrictions as the underlying award. Cash dividends not subject to a deferral election will be paid to the Director without restriction.

Nonemployee Directors who joined the Board before January 1, 1999 were able to participate in the Retirement Plan for Non-Employee Directors (as Amended and Restated July 1, 2005) first adopted in 1984, which we refer to as the 1984 Plan. The 1984 Plan provides that a nonemployee Director elected before July 1, 1995, with at least five years of service, receives during his or her lifetime after retirement an amount equal to the annual retainer currently paid to a nonemployee Director. Mr. Ireland will receive benefits from the 1984 Plan upon reaching 72 years of age. Mr. Ireland has the option to elect an actuarially reduced benefit at the age of 65.

Cliffs has trust agreements with KeyBank National Association relating to the Directors’ Plan and the 1984 Plan in order to fund and pay our retirement obligations under these plans.

Director Compensation Table

The following table, supported by the accompanying footnotes and narrative, sets forth for fiscal year 2010 all compensation earned by the individuals who served as our nonemployee Directors at any time during 2010.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
R. C. Cambre	87,000	75,019	—	4,000	166,019
S. M. Cunningham	84,500	75,019	—	—	159,519
B. J. Eldridge	90,750	75,019	—	—	165,769
S. M. Green	94,500	75,019	—	—	169,519
J. K. Henry	89,500	75,019	—	—	164,519
J. D. Ireland III	25,569	42,658	394	—	68,621
J. F. Kirsch	69,056	88,170	—	—	157,225
F. R. McAllister	134,250	75,019	93	—	209,362
R. Phillips	91,375	75,019	—	—	166,394
R. K. Riederer	107,250	75,019	—	4,000	186,269
A. Schwartz	94,500	75,019	—	—	169,519

(1)	The amounts listed in this column reflect the aggregate cash dollar value of all earnings in 2010 for annual retainer fees, chairman retainers and meeting fees, whether received in required retainer shares, voluntary shares, cash, or a combination thereof. Unless otherwise noted below, the amounts indicated were elected to be paid in cash.

Messrs. Eldridge and Schwartz and Mses. Cunningham and Green met the Director Share Ownership Guidelines and elected to continue to receive $20,000 each in Common Shares. Mr. Kirsch had not met the established Director Share Ownership Guidelines and was required to receive $16,222 in Common Shares. Mr. Riederer elected to defer $20,000 in Common Shares pursuant to the Directors’ Plan.

(2)

The amounts reported in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the nonemployee Directors’ annual equity award of either restricted shares or unrestricted shares granted during 2010, as further described above. The grant date fair value of the nonemployee Directors’ annual equity award on May 11, 2010 was $56.79 per share. Among the nonemployee Directors, only Messrs. Cambre, Phillips, and Schwartz (who were 69 years of age or older on the Annual Meeting date in May 2010) received 1,321 unrestricted Common Shares each as his annual equity award for 2010 under the Directors’ Plan. Mr. Riederer elected to receive his 1,321 deferred shares in lieu of restricted shares under the Directors’ Plan. Mr. Kirsch joined our Board March 9, 2010 and received a prorated annual equity award of 222 restricted shares at a grant date fair value of $59.18 per share. On May 11, 2010, Mr. Kirsch also received an annual equity award of 1,321 restricted shares. Both Messrs. Kirsch and McAllister have elected to defer their dividends into deferred dividend reinvestment shares subject to the same risk of forfeiture as their original grants pursuant to the Directors

Plan. As of December 31, 2010, the aggregate number of restricted shares subject to forfeiture held by each nonemployee Director was as follows: Mr. Cambre—0; Ms. Cunningham—4,721; Mr. Eldridge—4,721; Ms. Green—4,721; Ms. Henry—3,459; Mr. Kirsch—1,533.4959; Mr. McAllister—4,785.5909; Mr. Phillips—804; Mr. Riederer—0; and Mr. Schwartz—804.

Mr. Ireland, who did not stand for re-election at the 2010 Annual Meeting, held no restricted shares as of December 31, 2010. The Board accelerated the vesting of 4,336 restricted shares at the time of his retirement from our Board. The amount reported for Mr. Ireland reflects the incremental fair value for the accelerated shares not previously reported for Mr. Ireland.

As of December 31, 2010, the aggregate number of unvested deferred shares credited to Mr. Riederer under the Directors’ Plan was 4,783.

(3)	Mr. Ireland as a former independent Director is eligible for retirement benefits under the 1984 Plan beginning at the age of 72. We currently estimate the amount of Mr. Ireland’s retirement benefit would be $25,272 per year if he elects an actuarially reduced benefit at age 65. Messrs. Ireland and McAllister recognized above-market earnings in their deferred cash accounts of $394 and $93, respectively. Mr. Ireland did not stand for re-election at the 2010 Annual Meeting.

(4)	The amounts in this column reflect matching contributions made to educational institutions from The Cliffs Foundation on behalf of the Director.

SECURITIES OWNERSHIP OF MANAGEMENT AND CERTAIN OTHER PERSONS

The following table sets forth the amount and percent of Common Shares that, as of March 25, 2011 (except as otherwise indicated), are deemed under the rules of the SEC to be “beneficially owned” by each Director (excluding Mr. Carrabba), by each nominee for Director, by our CEO, Chief Financial Officer, or CFO, and the other named executive officers as identified in the Summary Compensation Table below by such persons, individually and collectively with the Directors, nominees for Director and the other executive officers as a group, and by any person or “group” (as the term is used in the Securities Exchange Act of 1934, which we refer to as the Exchange Act) known to us as of that date to be a “beneficial owner” of more than five percent or more of the outstanding Common Shares. No Directors, Director nominees or executive officers hold any outstanding stock options as of March 25, 2011.

	Amount and Nature of “Beneficial Ownership”(1)
Directors and Nominees (excluding those who are also Named Executive Officers)	Beneficial Ownership	Investment Power		Voting Power		Percent of Class(2)
		Sole	Shared	Sole	Shared
Ronald C. Cambre	24,349	24,349	—	24,349	—	—
Susan M. Cunningham	11,061	11,061	—	11,061	—	—
Barry J. Eldridge	14,475	14,475	—	14,475	—	—
Andrés R. Gluski	290	290	—	290	—	—
Susan M. Green	6,341	6,341	—	6,341	—	—
Janice K. Henry	3,666	3,666	—	3,666	—	—
James F. Kirsch	1,832	1,832	—	1,832	—	—
Francis R. McAllister	20,889	20,889	—	20,889	—	—
Roger Phillips	38,734	38,734	—	38,734	—	—
Richard K. Riederer	18,329	18,329	—	18,329	—	—
Richard A. Ross	290	290	—	290	—	—
Alan Schwartz	18,162	18,162	—	18,162	—	—

Named Executive Officers
Joseph A. Carrabba	170,784	170,784	—	170,784	—	—
Laurie Brlas	29,840	29,840	—	29,840	—	—
William A. Brake	26,103	26,103	—	26,103	—	—
Donald J. Gallagher	32,990	32,990	—	32,990	—	—
Richard R. Mehan	10,604	10,604	—	10,604	—	—
George W. Hawk	11,578	11,578	—	11,578	—	—
All Directors, Nominees, and Executive Officers as a group, including the named executive officers (29 Persons)	896,777	896,777	—	896,777	—	—%

Other Persons
Capital World Investors	10,724,000	10,724,000	—	10,724,000	—	7.90%
333 South Hope Street Los Angeles, CA 90071(3)

(1)

Under the rules of the SEC, “beneficial ownership” includes having or sharing with others the power to vote or direct the investment of securities. Accordingly, a person having or sharing the power to vote or direct the investment of securities is deemed to “beneficially own” the securities even if he or she has no right to receive any part of the dividends on or the proceeds from the sale of the securities. Also, because “beneficial ownership” extends to persons, such as co-trustees under a trust, who share power to vote or control the disposition of the securities, the very same securities may be deemed “beneficially owned” by two or more persons shown in the table.

Information with respect to “beneficial ownership” shown in the table above is based upon information supplied by our Directors, nominees and executive officers and filings made with the SEC or furnished to us by any shareholder.

(2)	Less than one percent, except as otherwise indicated.
(3)	The information shown above and in this footnote was taken from the Amendment No. 1 to Schedule 13G, dated December 31, 2010 and filed with the SEC on February 7, 2011, by Capital World Investors, an investment advisor.

EXECUTIVE COMPENSATION

In this section of the proxy statement, we discuss in detail our executive compensation program for 2010 for our CEO, Joseph A. Carrabba, our CFO, Laurie Brlas, the other three highest paid employees as of December 31, 2010—Donald J. Gallagher, our Executive Vice President, President—Global Commercial, William A. Brake, our Executive Vice President—Global Metallics, and Richard Mehan, our former Senior Vice President and Chief Executive Officer—Asia Pacific, and our former General Counsel and Secretary, George W. Hawk. We collectively refer to these individuals as our named executive officers. This discussion includes a description of the principles underlying our executive compensation policies and our most important executive compensation decisions for 2010, and provides analysis of these policies and decisions. This discussion and analysis also gives context for the data we present in the compensation tables below and the narratives that accompany the compensation tables.

Compensation Discussion and Analysis

Executive Summary

2010 Business Results

Cliffs Natural Resources Inc. traces its corporate history back to 1847. Today, we are an international mining and natural resources company. A member of the S&P 500 Index, we are the largest producer of iron ore pellets in North America, a major supplier of direct-shipping lump and fines iron ore out of Australia, and a significant producer of high and low volatile metallurgical coal. Our business strategy is designed to achieve growth in the global mining industry and focus on serving the world’s largest and fastest growing steel markets, while continuing to manage our operations in an efficient, safe and responsible manner.

2010 was a year of record achievement for us, driven by a combination of strong demand for our products and excellent operational execution. Specifically:

•	Global crude steel production, a significant driver of our business, was up approximately 15 percent in 2010, compared to an 8 percent decline of production in 2009;

•	Average prices in 2010 in the seaborne market for iron ore products, a significant driver of Cliffs’ revenues, increased over 95% from 2009 levels;

•	We generated record revenues of approximately $4.7 billion for 2010, up nearly 100 percent over 2009 and approximately 30 percent more than our previous record revenue of $3.6 billion; and

•

Consistent with our focus on operational excellence, our operating margin improved from 10 percent to 27 percent year over year, and our pre-tax earnings and cash flows from operations were at record levels of $1.3 billion and $1.3 billion, respectively, as compared to $291 million and $186 million for 2009, respectively.

In 2010, Cliffs executed a number of strategic transactions and accomplished several financial, operational and sustainability milestones, positioning Cliffs among the fastest growing businesses in North America. These included:

•	Achieving record-breaking annual revenues, operating income, net income, diluted earnings per share and cash from operations;

•	The purchase of INR Energy’s coal operations, furthering Cliffs’ position in metallurgical coal;

•	Acquiring the remaining 73% interest in Wabush Mines, resulting in an additional four million metric tons of seaborne iron ore exposure annually;

•	Successfully acquiring Freewest Resources and Spider Resources, which together provide Cliffs control of three premium chromite deposits in Northern Ontario, Canada;

•	Raising $1.4 billion in two public debt offerings with investment-grade ratings from Standard & Poor’s and Moody’s; and

•	Announcing plans to increase production at the Cliffs Asia Pacific Iron Ore operations to 11 million from nine million tons.

Our total shareholder return was over 70 percent in 2010 and nearly 60 percent for the three-year period of 2008 – 2010, resulting in a market capitalization of over $10 billion at year end. This performance well exceeds our total shareholder return peer group as discussed below and is substantially above the S&P 500 performance over the same 2008 – 2010 period.

Impact on 2010 Compensation

Our compensation philosophy and design for 2010 remained unchanged from prior years because Cliffs believes that it provides competitive compensation levels that attract, motivate, reward and retain high-performing executives to meet its business and strategic objectives. Specifically, we seek to align pay with performance in both the short-term and long-term while at the same time mitigating the impact of industry conditions that significantly impact our business, but cannot be controlled by management. Key components of our compensation design that help achieve this balance between controllable and uncontrollable results include:

•	Our pre-tax earnings goals are adjusted to account for changes in iron ore pricing during the year;

•

25 percent of our annual incentive plan is tied to production cost and another 25 percent is tied to achievement of strategic objectives, both of which are less subject to variable industry conditions than earnings;

•

50 percent of our performance share plan is based on total shareholder return relative to peers, requiring outperformance in order to earn awards rather than being tied to absolute increases in share price; and

•	25 percent of our total long-term incentive opportunity for executives is granted as restricted stock, which is subject to less variability than performance-based shares.

As a result of this approach, our total realized compensation for executives for 2010 was not substantially different than 2009, despite record levels of performance. For example:

Our Executive Management Performance Incentive Plan paid out at 121.8 percent, compared to 120 percent for 2009, driven by:

•	Pre-tax earnings slightly below target as adjusted for changing pricing mechanisms for iron ore sales and an ongoing arbitration with our largest customer;

•	Above target cost control performance for North American Iron Ore and Asia Pacific Iron Ore;

•	Below threshold performance for cost control for North American Coal; and

•	Strategic objectives evaluated at above target performance.

Performance shares evaluated based on the 2008 – 2010 performance period paid out at 150 percent of target, which is the maximum possible level of performance, based on:

•	Three-year total shareholder return at the top of the peer group for the 2008 – 2010 period; and

•	Cumulative cash flows for the 2008 – 2010 period well in excess of the long-term goal for the period.

These results reflect the objective of mitigating the impact of short-term swings in industry conditions on compensation while continuing to recognize excellent long-term results.

The following discussion should be read together with the information presented in the compensation tables, the footnotes and the narratives to those tables and the related disclosures appearing elsewhere in this proxy statement.

Executive Compensation Philosophy and Core Principles

The Compensation and Organization Committee, which is referred to in this section of the proxy statement as the Compensation Committee, has designed our compensation structure to attract, motivate, reward and retain high-performing executives. The goal is to align pay with Cliffs’ performance in the short-term through compensation based on measures of financial performance and operational and strategic excellence, and over the long-term through stock-based incentives. Cliffs’ compensation philosophy is to place a significant portion of compensation at risk based on Cliffs’ performance, thereby increasing this portion of compensation at risk with increasing responsibility level of the individual, consistent with market practices. Cliffs also seeks to balance this performance focus with sufficient retention incentives and a focus on controllable results to limit the risk of losing key executives during periods of unfavorable industry conditions, all in a manner that the Compensation Committee, in its judgment, considers balanced between the interests of the executives and the shareholders given the potential volatility of business results in the mining industry.

Cliffs’ guiding principles are:

•

Align pay with results delivered to shareholders, while recognizing the potentially cyclical nature of the industry in which Cliffs operates. The goal is to avoid undue windfalls to executives in years of strong industry performance and, in the case of down cycles, to avoid loss of all compensation opportunities while still motivating performance.

•

Focus performance measures on a combination of absolute performance objectives tied to Cliffs’ business plan (profitability-related objectives, cost control and cash flow), achievement of key initiatives that reflect the business strategy (for example, sales initiatives, cost control activities, growth and diversification of mineral resources) and relative performance reflecting market conditions (relative total shareholder return, which reflects share price appreciation plus dividends, if any).

•	Provide competitive fixed compensation elements over the short-term (salary) and long-term (restricted share units and retirement benefits) to encourage long-term retention of Cliffs’ executives.

•	Design pay programs to be as simple and transparent as possible to facilitate executives’ focus and understanding.

•

Target total pay opportunity in 2010 for executive officers should be between the median and 75th percentile of the market in which we compete for talent in order to enable Cliffs to attract and retain the caliber of executive talent needed to meet its business and strategic objectives.

This discussion focuses primarily on compensation actions taken and decisions made during Cliffs’ 2010 fiscal year, but also contains information regarding compensation actions taken and decisions made both before and after fiscal year 2010 to the extent that information enhances the understanding of Cliffs’ executive compensation program.

Oversight of Executive Compensation

The Compensation Committee administers Cliffs’ executive compensation program, including compensation for Cliffs’ CEO, Joseph A. Carrabba, its CFO, Laurie Brlas and the other three highest paid executive officers as of December 31, 2010, Donald J. Gallagher, William A. Brake and Richard Mehan, former Senior Vice President and CEO-Asia Pacific, whose employment was terminated effective February 4, 2011. George W. Hawk, former General Counsel and Secretary, would have been among the three highest paid executive officers other than the CEO and CFO but for his termination of employment during 2010. We collectively refer to these individuals as our named executive officers. Due to his departure, Mr. Hawk is not included in certain tables below where Cliffs did not make material compensation decisions with respect to those pay elements for him.

The specific responsibilities of the Compensation Committee related to executive compensation include:

•	Overseeing development and implementation of Cliffs’ compensation policies and programs for executive officers, including benefit, retirement and severance plans;

•

Reviewing and approving CEO and certain other elected officer compensation, including setting goals, evaluating performance, and determining results with the independent members of the Board ratifying the compensation for the CEO;

•

Overseeing Cliffs’ equity-based employee incentive compensation plans and approving grants (except grants or awards under plans relating to Director compensation, which are administered by the Governance and Nominating Committee);

•	Ensuring that the criteria for grants and awards under Cliffs’ incentive and equity plans are appropriately related to its operating and strategic performance objectives;

•	Overseeing regulatory compliance with respect to certain other compensation matters;

•	Reviewing and approving any proposed severance agreements, retention plans or other agreements; and

•	Retaining and managing its relationship with any external compensation consultant.

When making individual compensation decisions for executives, the Compensation Committee takes many factors into account, including the individual’s performance, tenure and experience, Cliffs’ performance overall, any retention considerations, the individual’s historical compensation and internal fairness considerations. These factors are considered by the Compensation Committee in a subjective manner without any specific formula or weighting.

The Compensation Committee relies significantly on the CEO’s input and recommendations when evaluating these factors relative to the executive officers other than the CEO. The Compensation Committee also reviews a pay history for each executive officer and considers the progression of salary increases over time compared to the individual’s development and performance, the unvested and vested value inherent in outstanding equity grants and awards, and the cumulative impact of all previous compensation decisions. The CEO in partnership with Human Resources conducts an assessment of each executive officer at the end of each year against a spectrum of behaviors and strategic goals established for each executive officer at the beginning of the year. The CEO then provides the Compensation Committee with his assessment of the performance of the executive officer and his perspective on the factors described above in developing his recommendations for each executive officer’s compensation, including salary adjustments, annual incentive payouts, and equity grants. The Compensation Committee discusses the CEO’s recommendations, including how the recommendations compare against external market data and how the compensation levels of the executives compare to each other, to the CEO’s compensation level, and to the historic pay for each executive officer. Based on this discussion, the Compensation Committee then approves or modifies the recommendations in collaboration with the CEO.

Decisions relating to the CEO’s pay are made by the Compensation Committee in executive session, without management present and are subject to ratification by the independent members of the Board. In assessing the CEO’s pay, the Compensation Committee considers company performance, the CEO’s contribution to that performance, and other factors as described above in the same manner as for any other executive. The Compensation Committee approves the CEO’s salary, incentive plan payment (consistent with the terms of the plan as described below) and long-term incentive grants each year.

The Compensation Committee uses an executive compensation consultant to assess the competitiveness of the executive compensation program, to provide input regarding the program design based on prevailing market practices and business conditions, to advise the Compensation Committee on the level of each executive officer’s compensation, and to conduct research as directed by the Compensation Committee. Consultants attend portions of all Compensation Committee meetings at the request of the Compensation Committee. The Compensation Committee’s intent is to ensure the objectivity of its compensation consultant. The consultant is engaged by and reports directly to the Compensation Committee, frequently meets separately with the Compensation Committee with no members of management present and periodically works separately with the Compensation Committee Chairman between meetings.

For 2010, the Compensation Committee retained Farient. Farient was retained directly by the Compensation Committee and has helped the Compensation Committee develop an appropriate agenda for performing the Compensation Committee’s responsibilities. In this regard, Farient advised and assisted the Compensation Committee in determining the appropriate objectives and goals of our executive compensation programs; in designing compensation programs that fulfill those objectives and goals; ensuring that compensation programs align executives with shareholder interests; in evaluating the effectiveness of our compensation programs; in identifying appropriate pay positioning strategies and pay levels in our executive compensation programs; and in identifying mining industry and general industry peers and identifying compensation surveys for the Compensation Committee to use to benchmark the appropriateness and competitiveness of our executive compensation program. Additional services requested of Farient in 2010 included a review of the Board of Directors’ compensation practices. The additional services provided did not exceed a cost of $120,000. Farient performs no work for Cliffs or management except as requested by the Compensation Committee. The Senior Vice President of Farient who assisted the Compensation Committee became a principal of Semler Brossy. As a result, Semler Brossy was retained by the Compensation Committee as of August 2010. Semler Brossy fulfills largely the same duties as those described above for Farient.

Market for Talent. The Compensation Committee conducts an annual review of market pay practices for executive officers with the assistance of its outside compensation advisor. Farient conducted a review of market pay practices for pay decisions in early 2010. This review was based on several published compensation surveys, including Hewitt Associates and Towers Watson executive compensation general industry surveys, as well as a detailed proxy analysis of certain compensation comparison peers. For Australian executives, survey sources, including the Hay Group Global Mining compensation survey, were used that focused on the Australian mining industry.

To determine the specific compensation peer companies to be included in the proxy analysis, Farient selected U.S.-based companies in the metals and mining industry with revenues in the range of one-half to twice the expected ongoing revenues of Cliffs, or approximately $1.1 billion to $8.0 billion. The fourteen companies included in this analysis were as follows:

AK Steel Holding Corp.	Massey Energy Co.
Alpha Natural Resources, Inc.	Newmont Mining Corp.
Arch Coal Inc.	Patriot Coal Corporation
Century Aluminum Co.	Peabody Energy Corp.
CONSOL Energy Inc.	Steel Dynamics Inc.
International Coal Group, Inc.	Walter Energy, Inc.
Kaiser Aluminum Corporation	Worthington Industries, Inc.

For 2011 compensation planning, Semler Brossy completed a detailed evaluation of the compensation peer group used for the proxy analysis. Semler Brossy noted that, due to consolidation in the mining industry, the compensation peer group was becoming too small to draw meaningful conclusions on executive pay and the focus of comparisons was being over-weighted by smaller coal mining companies. In addition, Semler Brossy noted that Cliffs market capitalization, which reflects the margins, growth profile, and expanding globalization of Cliffs’ business, was significantly higher when compared to peers used in the 2010 analysis.

As a result, Semler Brossy recommended, and the Compensation Committee approved, a significant adjustment to the compensation peer group for assessing 2011 compensation decisions. The Compensation Committee believes that this new, expanded compensation peer group more accurately reflects Cliffs’ past performance and growth and current business complexity and opportunity. The expanded compensation peer group provides for better statistical data that can be validated easier and demonstrates less volatility. Specifically, the new compensation peer group includes a broader cross-section of companies in the materials sector with both revenue (measured on a trailing four-quarter average and the year end fiscal average) and market capitalization (as of the end of September 2010 and on a three-year average) in the range of one-third to three-times those of Cliffs. For 2011, the Compensation Committee has re-evaluated the historical pay positioning strategy in light of this change to the compensation peer group and market context for Cliffs. The new compensation peer group selected reflects Cliffs’ growth profile and complexity as compared to the prior peers, with higher target pay overall, and the Compensation Committee no longer believes that Cliffs needs to consistently target above market pay for all executives to meet its business needs. As a result, Cliffs has changed its pay strategy for 2011 to be competitive with the overall market, with the ability to pay above market for select executives where individual skills, responsibilities, and contributions to Cliffs’ operations and strategy warrant.

These compensation peers also include relevant North American comparators, including relevant Canadian companies. The resulting twenty compensation peer companies used for the 2011 analysis are as follows:

Agrium Inc.	Kinross Gold Corp
Airgas Inc.	Martin Marietta Materials Inc.
Allegheny Technologies Inc.	Mosaic Company (The)
Alpha Natural Resources, Inc.	Newmont Mining Corp.
Arch Coal Inc.	Peabody Energy Corp.
Celanese Corp	Steel Dynamics Inc.
CF Industries Holdings Inc	Teck Resources Ltd
CONSOL Energy Inc.	Vulcan Materials Co
Eastman Chemical Co.	Walter Energy Inc.
FMC Corp.	Yamana Gold Inc.

In addition to these market comparators, Semler Brossy continues to use compensation surveys to assess executive pay, including a broad cross section of industries of relevant size to Cliffs for U.S. executives and Australian mining company surveys for executives located in that market.

Market Positioning. During 2010, the Compensation Committee targeted total compensation between the median and 75th percentile of competitive market practices. This above-market pay positioning reflects the Compensation Committee’s desire to attract, retain, and motivate the needed level of talent for the organization while managing costs to an objectively reasonable level. Above-market pay positioning is achieved by targeting base salary at the median and short-term and long-term incentives above market medians in order to emphasize performance-based pay. Actual pay positioning for any individual executive officer was higher or lower than this target positioning overall based on company and individual performance, including factors such as individual skills, experience, contribution and performance, internal fairness, or other factors that the Compensation Committee took into account that were relevant to the individual executive.

Compensation positioning for senior executives outside of the United States was managed in a similar fashion; however, internal fairness considerations were also a significant factor. As a result, while Cliffs evaluated pay for internationally-based executives relative to local market context, actual target pay opportunity was generally positioned between local market practices and practices for their U.S. counterparts, with an emphasis on incentive pay.

Pay Mix. Because Cliffs’ executive officers are in a position to directly influence its overall performance, a significant portion of their compensation is variable through short- and long-term incentive programs. The variable pay component includes the annual incentive and long-term incentive grant values. The levels of performance-based variable pay are consistent with each executive’s level of responsibility and impact and are consistent with market practices for fixed versus variable pay. Mr. Mehan’s pay mix differed from other U.S.-based executives due to his pay positioning between local Australian market practices and U.S. practices for executives in similar positions.

	Target Pay Mix
	Base Salary	Annual Incentive	Long-Term Incentive
Carrabba	17.0%	23.8%	59.2%
Brlas	28.6%	22.9%	48.5%
Gallagher	29.0%	23.2%	47.8%
Brake	28.6%	22.9%	48.5%
Mehan	48.7%	24.3%	27.0%

Principal Elements of 2010 Compensation

During 2010, Cliffs’ executive compensation and benefits consisted of the components listed in the following table below, which provides a brief description of the principal elements of compensation, how performance factors into each type of compensation, and the objectives served by each element. These elements are discussed in more detail in the following sections.

Fiscal Year 2010 Principal Compensation Elements

Element	Description	Performance Considerations	Primary Objectives
Base Salary	Fixed cash payment	Based on level of responsibility, experience and individual performance	Attraction and retention

Executive Management Performance Incentive Plan	Short-term incentive (annual cash payment)	Based on pre-tax earnings, cost reduction initiatives, and strategic performance objectives	Achievement of short-term strategic and financial objectives

Performance Shares	Long-term incentive equity based payment	Based on total shareholder return relative to a peer group and free cash flow	Attraction, retention and promotion of long-term strategic and financial objectives

Restricted Share Units	Long-term retention equity based payment	Share performance	Attraction, retention and promotion of long-term share performance

Retirement and Welfare Benefits	Health and welfare benefits, deferred compensation, 401(k) regular and performance-based company contributions, superannuation, defined benefit pension participation and supplemental executive retirement plans	Based on profit / ton for the 401(k) performance contribution and competitive market levels for the benefits	Attraction and long-term retention

Executive Perquisites	Financial services and paid parking	—	Financial services provide appropriate tax and financial guidance to avoid distraction from Cliffs’ duties

Analysis of 2010 Compensation Decisions

Base Salary. Cliffs’ philosophy is that base salaries should meet the objective of attracting and helping retain the executive talent needed to run the business. Cliffs seeks to target base pay levels for executives initially at the 50th percentile of market data. The Compensation Committee believes that base salary positioning at the median is competitive against the compensation peer group and sufficient to attract and retain high quality executives when combined with above market performance-based compensation opportunities. However, each executive may have a base salary above or below the median of the market because actual salaries reflect responsibility, performance, and experience, among other factors described above.

Base salaries were approved by the Compensation Committee when taking into consideration base pay levels at the market median, individual performance, tenure and experience, retention considerations, the individual’s historical compensation and internal fairness considerations. Salaries approved for the named executive officers in 2010 were as follows (Mr. Mehan’s base salary of $538,000 Australian dollars (“AUD”) is converted at a rate of $0.9203 AUD:United States dollars (“USD”)):

2010
Carrabba	$822,000
Brlas	$446,000
Gallagher	$444,000
Brake	$432,000
Mehan	$495,121

Ms. Brlas’ base salary was increased to $480,000 effective November 1, 2010. This adjustment was made based on the evaluation of market comparisons using the new compensation peer group as discussed above. The Compensation Committee noted that the total compensation for Ms. Brlas was below the median for CFOs in the new comparator group. In addition, Ms. Brlas was given additional responsibility for Human Resources during 2010 and has an increasing leadership profile. In light of all of these factors, the CEO recommended and the Compensation Committee approved an immediate market adjustment for Ms. Brlas in 2010, rather than waiting for the regular annual review of compensation that usually occurs in early 2011.

For fiscal 2010, Mr. Hawk was not eligible for a base salary adjustment, and did not receive an Executive Management Performance Incentive Plan award opportunity or long-term incentive grant.

Annual Incentive Plan. Cliffs maintains an annual Executive Management Performance Incentive Plan, or EMPI Plan, which provides an opportunity for the senior executive officers, including the named executive officers, to earn an annual cash incentive based on company financial performance relative to business plans and achievement against key corporate objectives. The objective of this plan is to provide executives with a competitive annual cash compensation opportunity while aligning actual pay results with Cliffs’ short-term financial and strategic performance.

2010 EMPI Award Opportunities. For each senior executive officer, the Compensation Committee established a maximum EMPI Plan opportunity at the beginning of 2010, expressed as a percentage of base salary. Actual incentive payouts were determined under a weighted scoring system, with the scoring of each performance element expressed as a percentage of the overall maximum payout that is attributable to that element. The target level of overall performance produced a payout equal to 50 percent of the maximum award and an overall scoring at the “minimum” or threshold level would produce a payout equal to 25 percent of the maximum award.

EMPI award opportunities (expressed as a percentage of base salary) approved for the named executive officers on March 8, 2010 were as follows:

	Minimum	Target	Maximum
Carrabba	70%	140%	280%
Brlas	40%	80%	160%
Gallagher	40%	80%	160%
Brake	40%	80%	160%
Mehan	25%	50%	100%

For the named executive officers other than Mr. Carrabba, an additional EMPI bonus opportunity was made available in conjunction with the other 2010 awards equaling a potential maximum payout of 8 percent of base salary or, in the case of Mr. Mehan, a potential maximum payout of 5 percent of base salary, subject not only to the application of the performance objectives, but also subject to further individual discretionary eligibility requirements, as determined by the Compensation Committee based upon the CEO’s recommendation. The 2010 EMPI awards, expressed as dollar amounts, are shown in the “Grants of Plan Based Awards” table below.

2010 EMPI Plan Performance Measures. The EMPI Plan uses a “performance scorecard” with multiple performance standards that are related to Cliffs’ annual business plan and current strategic priorities in order to determine payouts under the plan. For 2010, the Compensation Committee developed a scorecard targeted at those areas that it believed would most directly impact financial results for shareholders in the near term, while maintaining incentives for long-term strategic improvements. The elements and their respective weightings for 2010 were as follows:

EMPI Elements	Weighting
Pre-Tax Earnings	50% of target
North American Iron Ore Cost Control	10% of target
North American Coal Cost Control	5% of target
Asia Pacific Iron Ore Cost Control	10% of target
Corporate Strategic Objectives	25% of target

Total	100% of target

Pre-tax earnings are a measure of Cliffs’ profitability and are measured on a normalized basis. Cost control is a measure of the cost of production per ton. Pre-tax earnings and cost control are adjusted to hold energy prices at a fixed rate throughout the year in order to eliminate the positive and negative impact of the large and potentially volatile, uncontrollable cost of energy on compensation. Also, the pre-tax earnings and cost control elements can be subject to other adjustments by the Compensation Committee for other extraordinary, unusual, or non-recurring items, accounting changes, currency fluctuations, non-operating items and similar items to prevent an undue windfall or loss. The adjustments made to pre-tax earnings in 2010 included changes in fair value of foreign currency contracts, acquisition costs related to the acquisition of Cliffs’ Logan County Coal and Freewest Resources and non-cash expenses and revenue related to the planned acquisition of Wabush, and unplanned items including an expansion of the Empire Mine to extend its operation to 2014, two public debt offerings in the aggregate principal amount of $1.4 billion and environmental legislation. The Compensation Committee adjusted the 2010 EMPI Plan targets to take into account these factors and their impact on 2010 pre-tax earnings to ensure that management did not receive an undue windfall or loss in 2010 under the EMPI Plan. Cost control is independently measured for North American Iron Ore operations, Asia Pacific Iron Ore operations and North American Coal operations. Even though it is a component of pre-tax earnings, the Compensation Committee believes a more targeted focus on managing production cost per ton is essential to Cliffs’ long-term health. North American Iron Ore cost control adjustments took into consideration the same adjustment factors considered for pre-tax earnings. In addition, the Compensation Committee considered the price of iron ore with respect to this element where it directly impacted cost control. Finally, the Compensation Committee evaluates management against key strategic and operational goals to ensure that short-term profitability is balanced with the long-term success of the organization. For 2010, corporate objectives consisted of goals in the areas of business development, workforce safety, specific cost initiatives, sales initiatives and growth and diversification of mineral resources.

2010 EMPI Plan Target Setting and 2010 Results. Performance targets for the financial objectives under the EMPI Plan were established at the beginning of 2010. Each performance element was assigned a minimum threshold level, a target level, and a maximum level, representing attainment of 25 percent, 50 percent and 100 percent, respectively, of the maximum award opportunity associated with that element. For performance below the minimum threshold performance requirement for each goal, funding would be zero percent for that factor. The maximum payout under the corporate objectives was 25 percent of the maximum bonus opportunity and is only earned based upon the threshold achievement of at least one financial performance metric. Upon the attainment of at least one financial performance metric, the Compensation Committee can exercise negative discretion so the payout under corporate objectives can be no greater than 25 percent and as little as zero percent of the maximum bonus opportunity. Actual payouts are determined based on the weighted average attainment on each performance element using the weights assigned above.

The Compensation Committee approves performance targets and ranges for each of the financial performance measures, taking into consideration management financial plans for the coming year, prior years’ performance, performance relative to other metals and mining companies, and the relative degree of difficulty of attaining performance goals under different product-pricing scenarios. Performance targets are approved each year by the Compensation Committee in the first quarter, with an adjustment as necessary for the specific impact of world price settlements, agreements, and indices for iron ore on price formulas in Cliffs’ contracts. This price formula is objective and tied directly to Cliffs’ term supply agreements.

For 2010, the performance results under the EMPI Plan produced an overall payout level equal to 60.9 percent of the maximum bonus opportunities for the named executive officers. The Compensation Committee arrived at this funding level by taking the following factors into consideration:

•

Pre-tax earnings were reviewed and compared to adjusted maximum performance levels set at the beginning of 2010 of $1.7 billion with an adjusted minimum threshold and target performance levels of $1.1 billion and $1.4 billion, respectively. Actual performance for 2010 was determined to be $1.3 billion, producing an attainment percentage of 37.6 percent of the maximum level. This factor was weighted 50 percent under the EMPI Plan, resulting in a funding level equal to 18.8 percent of overall maximum bonus.

•	Adjusted cost for North American Iron Ore was better than the maximum. This factor was weighted 10 percent and resulted in a funding level of 10 percent of the overall maximum bonus.

•	Asia Pacific Iron Ore cost was better than target but less than the maximum. This factor was weighted 10 percent and resulted in a funding level of 9.6 percent of the overall maximum bonus.

•	Adjusted cost of North American Coal was worse than threshold and resulted in zero funding for 2010.

•

The Compensation Committee evaluated corporate objectives established at the beginning of the year and rated those objectives at a target level of performance. This factor was weighted 25 percent and resulted in a funding level of 22.5 percent of the overall maximum bonus.

Performance Metric	Target Payout At Maximum	Actual Payout of Maximum
Pre-tax earnings	25%	18.8%
North American Iron Ore Cost	5%	10%
Asia Pacific Iron Ore Cost	5%	9.6%
North American Coal Cost	2.5%	0%
Strategic Objectives	12.5%	22.5%

Bonuses for 2010 under the EMPI Plan approach were paid in the following amounts to the named executive officers (Mr. Mehan’s bonus of $327,642 was converted at a rate of $0.9203 AUD:USD):

Carrabba	$1,401,674	Brake	$420,941
Brlas	$506,112	Mehan	$301,529
Gallagher	$450,394

An additional 8 percent of base salary was awarded to Ms. Brlas and an additional 4 percent was awarded to Mr. Gallagher that was contingent upon Cliffs reaching at least one of the four performance metrics in the EMPI plan (provided that the Compensation Committee did not reduce the additional payout amount using negative discretion by 100 percent). The Compensation Committee reduced the payment amount to zero for all other named executive officers eligible for the additional 8 percent of base salary (5 percent in the case of Mr. Mehan).

The specific performance goals for the three cost control measures are not disclosed as Cliffs believes, and the Compensation Committee concurs, that providing detailed information about Cliffs’ cost structure would adversely affect Cliffs and could limit its ability to negotiate supply agreements or spot sales on terms that would be favorable to its shareholders, thereby resulting in meaningful competitive harm. Likewise, Cliffs and the Compensation Committee believe that disclosing specific, non-quantitative corporate objectives for the year would adversely affect Cliffs and provide detailed information on business operations and forward-looking strategic plans to its customers and competitors that could result in substantial competitive harm.

The Compensation Committee did test the cost control performance targets by comparing them to business plans, past performance, and the impact of different volume scenarios on cost per ton. Based on these evaluations, the Compensation Committee believes that the range of performance objectives established for 2010 were appropriately difficult to attain. Corporate objectives are subjective in nature and therefore the degree of difficulty cannot be readily quantified; however, the bonus has not reached a maximum payout in past years and thus the Compensation Committee believes that the degree of difficulty of corporate objectives is appropriate. Actual historical results against the EMPI Plan have been as follows:

	Pre-Tax Earnings	North American Iron Ore Cost Control	North American Coal Cost Control	Asia Pacific Iron Ore Cost Control	Strategic Objectives
2006	Above target	Below threshold	—	—	Between target and maximum
2007	Above target	Between target and maximum	—	—	At maximum
2008	Above target	Between threshold and target	Below threshold	Between target and maximum	Between target and maximum
2009	Below target	At maximum	Below threshold	At maximum	Between target and maximum
2010	Below target	At maximum	Below threshold	Between target and maximum	Between target and maximum

2011 Award Opportunities and 2011 EMPI Plan Performance Measures. There was no change to 2011 award opportunities for the named executive officers. The Compensation Committee did approve substantial revision to the performance scorecard used for the EMPI in order to reflect changes to Cliffs’ current business and markets.

Cliffs’ EMPI scorecard has historically emphasized pre-tax earnings as the major driver of incentive pay. However, in recent years, and especially in 2010, pricing for Cliffs’ products has become more volatile and much less predictable. Due to this volatility, there has been a shift in the industry from annual pricing in iron ore markets towards shorter term pricing arrangements linked to the spot markets. As pricing is the major driver of pre-tax earnings, it is no longer possible to set performance goals at the beginning of the year that can be meaningfully affected by management decision-making. The goals themselves can be adjusted throughout the year to vary with pricing, but implementing this process on a continuous basis is highly complex and difficult for management to track and communicate, undermining the intended effect of incentive plans to motivate management performance toward specific goals.

In order to address these issues, Cliffs has modified the EMPI scorecard for 2011 to separate pre-tax earnings into volume and price metrics. Management and the Compensation Committee believe that this balance of factors better reflects the controllable elements of Cliffs’ business, and also emphasizes and incentivizes the commercial aspects of Cliffs’ business, explicitly including price realization with market performance for the first time. Sales volume is a necessary balance to price realization in order to drive profits, and cost control and strategic initiatives continue to remain important performance elements.

For 2011, the specific scorecard approved for the EMPI is as follows:

EMPI Elements	Weighting
North American Iron Ore Sales Volume	10%
Asia Pacific Iron Ore Sales Volume	10%
North American Coal Sales Volume	5%
North American Iron Ore Price / Ton Realized	10%
Asia Pacific Iron Ore Price / Ton Realized	10%
North American Coal - Low Volatile Price / Ton Realized	3%
North American Coal - High Volatile Price / Ton Realized	1%
North American Coal - Thermal Price / Ton Realized	1%
North American Iron Ore Cost Control	10%
Asia Pacific Iron Ore Cost Control	10%
North American Coal Cost Control	5%
Corporate Strategic Objectives	25%

Total	100%

Long-Term Incentives. The objectives of Cliffs’ long-term incentives are to reward executives for sustained performance over multiple years while recognizing the potential volatility of industry conditions and limiting the potential for undue windfalls or losses to executives for factors outside of management’s control. In addition, Cliffs’ long-term incentive programs are designed to enhance retention of executives by delaying the vesting of compensation opportunities and to align the long-term interests of executives with shareholders through the use of equity to deliver compensation value.

For long-term incentives, Cliffs uses performance shares and restricted share units as the primary vehicles to reward and retain executives. The performance shares and restricted share units are denominated and payable in Cliffs’ Common Shares, with the exception of Asia Pacific executive officers, including former executive Mr. Mehan, to align the interests of its executives with shareholders through direct ownership. For Asia Pacific executive officers, performance units are substituted for performance shares and retention units are substituted for restricted share units. Performance units and retention units are paid in cash to Asia Pacific participants at the end of the performance period, based on the product of a 60-day average exchange rate and Cliffs’ Common Share price on the date Cliffs’ Common Shares are paid to U.S. participants. Cash payments are made in lieu of Common Shares due to unfavorable tax liability consequences related to equity grants to Australian residents. All other features of the performance units and retention units are identical to the U.S. long-term incentive vehicles. Beginning in 2011, grants made to Asia Pacific participants will be paid in Common Shares and all features of the grants will remain the same with the exception of forfeiture of the grants upon termination and retirement. Each year, Cliffs establishes a target long-term incentive award value for each executive based on market practices as a pre-determined percentage of base salary. The values were reviewed by Farient, the executive compensation consultant for 2010 compensation decisions. Actual awards to each executive may vary from this target based on the CEO’s assessment of individual performance in the case of executives other than the CEO, and based on the Compensation Committee’s assessment of the CEO’s performance in the case of grants made to the CEO.

Administrative Process. Long-term incentive awards for executives are generally made annually. Actual grants are based on the methodology discussed above but can be adjusted based on the executive’s position, experience, performance, prior equity-based compensation awards and competitive equity-based compensation levels. The grant date is the date of the Compensation Committee approval or a later date as set by the Compensation Committee. Grants for new hires or promotions are approved by the Compensation Committee at the next regularly scheduled Compensation Committee meeting following the hire or promotion date or in a special meeting, as needed. The grant date for new hire or promotional grants is the date of such approval or such later date as the Compensation Committee determines. Cliffs does not time grants to coordinate with the release of material non-public information.

Performance Shares. Under the Amended and Restated Cliffs 2007 Incentive Equity Plan, performance shares continue to be the primary vehicle used by Cliffs to deliver long-term incentives. A performance share is the opportunity to earn a Common Share, or cash payment, based on Cliffs’ performance over a three-year period, with potential funding between 0 percent and 150 percent of the target grant depending on the level of performance against goals. Cliffs uses performance shares to reward for shareholder results relative to industry conditions, taking into consideration returns to shareholders as compared to other companies in the steel and mining industries and Cliffs’ free cash flow. Performance shares comprise 75 percent of the total target annual long-term grant.

Each executive officer is granted a target number of performance shares at the beginning of each three-year period. For the 2010 grant, total shareholder return for Cliffs and its performance peers identified below is measured on a cumulative basis from the beginning of the performance period to the end of the performance period. At the end of three years, Cliffs, total shareholder return, or TSR, is compared to the TSR performance of its peers to determine the total performance over the three-year period and the number of shares earned at the end of the period. Funding for TSR performance below threshold is zero percent and funding at the maximum performance is capped at 75 percent. In addition to TSR, performance shares are also subject to three-year cumulative free cash flow performance metrics. The remaining 50 percent, or 75 percent at maximum performance, of the performance share vesting is related to free cash flow defined as cash from operations less capital expenditures. Adjustments can be made to free cash flow for merger and acquisition activities, non-operational businesses, significant expansions and other unusual items. The calibration of the pay-for-performance relationship for 2010 grants is as follows and payout is interpolated for performance between threshold, target and maximum levels:

		Performance Level
Performance Factor	Weight	Below Threshold	Threshold	Target	Maximum
Relative TSR	50%	Below 35th percentile	35th percentile	55th percentile	75th percentile
3-Year Cumulative Free Cash Flow	50%	More than 75% below plan	75% below plan	At plan	125% above plan
Payout		0%	50%	100%	150%

Cash flow targets are based on Cliffs’ current business plan for the first year of cash flow and Cliffs’ five-year strategic plan for the next two years of cash flow. Due to the confidential nature of Cliffs’ long-term business plans, the specific targets are not disclosed.

Restricted Share Units. Restricted share units are earned based on continued employment and are retention-based awards. A restricted share unit award vests in full at the end of the performance period used for the performance shares, and is payable in Common Shares. Restricted share units comprise 25 percent of the total annual long-term incentive grant.

2010 - 2012 Performance Share and Restricted Share Unit Awards. On March 8, 2010, the Compensation Committee approved performance share and restricted share unit awards under the Amended and Restated Cliffs 2007 Incentive Equity Plan for Cliffs’ executives, including its named executive officers. The grant values for 2010 were determined using external market benchmarks and other factors including individual performance, tenure and experience, retention considerations, the individual’s historical compensation and internal fairness considerations. The number of shares granted to each executive was then determined by dividing the total grant values by the 60-day average closing price of Cliffs’ Common Shares ending on the date of grant ($48.11). The use of the 60-day average price to calibrate the numbers of shares granted limits the potential to grant an unusually high or low number of shares due to an exceptionally low or high share price on the date of the grant. In order to calibrate the grant made to Mr. Mehan in 2010, a 60-day average foreign exchange rate ending on March 8, 2010 was used to convert Mr. Mehan’s salary from AUD to USD. The following amounts of performance shares and restricted share units were awarded to Cliffs’ named executive officers for the 2010 – 2012 performance period:

	Total Grant Value ($)	Performance Shares	Restricted Share Units
Carrabba	$2,572,922	40,110	13,370
Brlas	$861,169	13,430	4,470
Gallagher	$835,189	13,020	4,340
Brake	$834,227	13,010	4,330
Mehan	$339,176	5,290	1,760

The performance peer group used for the relative performance share plan during the 2010 – 2012 performance period is as follows:

AK Steel Holding Corporation	Consol Energy, Inc.	Quanex Corp
Alcoa, Inc.	Freeport-McMoran Copper & Gold, Inc.	Reliance Steel & Aluminum Co.
Allegheny Technologies, Inc.	Massey Energy Company	Steel Dynamics ,Inc.
Alpha Natural Resources, Inc.	Nucor Corporation	United States Steel Corporation
Arch Coal, Inc.	Patriot Coal Corporation	USEC Inc.
Carpenter Technology Corporation	Peabody Energy Corporation	Worthington Industries, Inc.
Commercial Metals Company

The performance peer group currently focuses on steel, metals and commodity mineral mining companies that will be generally affected by the same long-term market conditions as those that affect Cliffs. The Compensation Committee evaluates this peer group for each new cycle of the performance share plan based on recommendations made by its compensation consultant and makes adjustments as needed based on changes in the industry makeup and relevance of Cliffs’ specific peers. During a cycle, any peer that is acquired, files for bankruptcy, or otherwise ceases to trade on a major stock exchange will be excluded from the calculation of relative performance and replaced by the S&P Metals and Mining ETF TSR for the entire performance period. The performance TSR peer group used to assess performance for performance share grants is not the same as the peer group used to assess competitive compensation. For the performance TSR peers, Cliffs utilized a broader peer group that was not solely determined by size or location, which is more critical when making pay comparisons.

2010 Strategic Initiative Grant. On March 8, 2010, the Compensation Committee approved an additional grant of 18,720 performance shares to Mr. Carrabba in order to further motivate and reward the CEO to grow the value of Cliffs’ Common Shares through effective strategic initiatives. The Strategic Initiative Grant was made in 2010 to provide an overall target grant value of $2.6 million when combined with the 2009 Strategic Initiative Grant made in 2009, which is approximately equal to one times Mr. Carrabba’s annual long-term incentive award target. Due to maximum annual grant limitations imposed under Cliffs’ 2007 Incentive Equity Plan, the total grant needed to be divided into two separate grants. The Compensation Committee believes that the magnitude of the grant is commensurate with the magnitude of business improvement included in our confidential strategic plans. The grant was determined using a 60-day average closing price ending on March 8, 2010 (producing a maximum value at grant of approximately $900,000 and a target value at grant of approximately $600,000). The grant expires on December 31, 2013.

Under the terms of the grant, the first condition to earn the performance shares may be triggered anytime between the date of the grant and December 31, 2013 if our aggregate value, defined as market capitalization, increases by 50 percent or more over the aggregate value as of the last 60 trading days of 2009. We refer to this condition as the “Performance Trigger”. If the Performance Trigger occurs, then the grant would be eligible to pay out at the end of the term of the grant, assuming Mr. Carrabba is still employed by Cliffs at that time. If the Performance Trigger does not occur, or if Mr. Carrabba voluntarily terminates his employment before December 31, 2013, then there would be no payout under the grant. The Performance Trigger was achieved in 2010.

Following the achievement of this Performance Trigger, the number of shares to be paid out will be determined by the Compensation Committee based on Mr. Carrabba’s achievement of certain performance factors evaluated in the Compensation Committee’s discretion:

•	aggregate value of Cliffs relative to its peers;

•	increase in Cliffs’ equity trading multiples;

•	degree of diversification of Cliffs into minerals other than iron ore and metallurgical coal; and

•	other factors to be determined by the Compensation Committee, such as timing of results relative to goals, sustainability of market values, and quality of new commodities and operations.

Pursuant to the terms of the grant, the Compensation Committee may exercise negative discretion to reduce the size of the payout under the grant based on Mr. Carrabba’s performance relative to these performance factors. As a result of this uncertainty of the final grant amount and under applicable accounting guidance, a grant date fair value has not yet been determined for this grant for purposes of measuring and recognizing compensation cost. The total target payout under the grant would be 57,153 Common Shares taking into account both grants made in December 2009 and March 2010, with a potential maximum payout of 85,729 Common Shares.

2011 – 2013 Performance Share and Restricted Share Unit Grants. On March 8, 2011, the Compensation Committee approved performance share and restricted share unit grants under the Amended and Restated Cliffs 2007 Incentive Equity Plan for Cliffs’ executives, including its named executive officers. The grants were determined using a 60-day average closing price of Cliffs’ Common Shares ending on March 8, 2011 of $86.48 per share and the grant targets described above. The following amounts of performance shares and restricted share units were granted to Cliffs’ named executive officers for the 2011 – 2013 performance period:

	Total Grant Value(s)	Performance Shares	Restricted Share Units
Carrabba	$3,250,783	28,200	9,390
Brlas	1,056,786	9,170	3,050
Gallagher	976,359	8,470	2,820
Brake	648,600	5,630	1,870

Mr. Mehan was not eligible for a 2011 – 2013 long-term incentive grant.

The calibration of the pay-for-performance relationship for 2011 grants is as follows and payout is interpolated for performance between threshold, target and maximum levels.

		Performance Level
Performance Factor	Weight	Below Threshold	Threshold	Target	Maximum
Relative TSR	50%	Below 35th percentile	35th percentile	55th percentile	75th percentile
3-Year Cumulative Free Cash Flow	50%	More than 75% below plan	75% below plan	At plan	150% above plan
Payout		0%	50%	100%	200%

The Compensation Committee approved two changes to the 2011 – 2013 long-term incentive plan design. The Compensation Committee approved a maximum performance share payout of 200 percent, as noted above under “Maximum”, of the original grant compared to prior years where the maximum payout was 150 percent. Additionally, the Compensation Committee approved the performance peer group for the 2011 – 2013 performance period to be the constituents of the S&P 500 Metals and Mining ETF Index on the last day of trading of the three-year performance period, or December 31, 2013.

Payouts Determined for 2008 – 2010 Long-Term Incentive Grant. In February 2011, the Compensation Committee determined that, for the three-year performance period ended December 31, 2010, Cliffs achieved above the 75th percentile with respect to its peer group for TSR and free cash flow performance above the maximum target value set in 2008. This provided a total performance factor of 150 percent for the 2008 – 2010 performance period. A payout for such performance period was made in Common Shares to all participants, including all named executive officers with the exception of Mr. Mehan, with a distribution in February 2011. Mr. Mehan received a cash payment based upon the closing price of our Common Shares at the end of the performance period. The performance share award for the named executive officers for the 2008 – 2010 performance period is disclosed under the “2010 Option Exercises and Stock Vested Table” in footnote 2. The payout calculation for the 2008 – 2010 grants is as follows:

		Performance Level
Performance Factor	Weight	Below Threshold	Threshold	Target	Maximum	Actual Performance
Relative TSR	50%	Below 35th percentile	35th percentile	55th percentile	75th percentile	100th percentile
3-Year Cumulative Free Cash Flow	50%	More than 50% below plan	20% below plan	At plan	120% above plan	120% above plan
Payout		0%	50%	100%	150%	150%

Retirement and Deferred Compensation Benefits

Defined Benefit Pension Plan: Cliffs maintains a defined benefit pension plan for all U.S.-based employees, which it refers to as the Pension Plan, and a Supplemental Retirement Benefit Plan, which is referred to as the SERP, in which all of the named executive officers, excluding Mr. Mehan because of his non-U.S. employee status, are eligible for participation following one year of service. The Compensation Committee believes that pension benefits are a typical component of total remuneration for employees and executives in industries similar to Cliffs’ industry, and that providing such benefits is important to delivering a competitive package to retain employees. The objective of the SERP is to provide benefits above the statutory limits for qualified pension plans for highly paid executives. Additional detail is shown in the “2010 Pension Benefits Table”.

401(k) Savings Plan. U.S. executives are eligible to contribute up to 35 percent of base salary under Cliffs’ 401(k) Savings Plan. Annual pre-tax contributions are limited by Internal Revenue Service regulations. For the calendar year 2010, employee pre-tax contributions were limited to $16,500 ($22,000 for persons age 50 or older). Cliffs historically has matched 100 percent of employee contributions up to the first 3 percent and 50 percent for the next 2 percent. Additionally, we have utilized a performance-based contribution that can be made annually to the 401(k) Savings Plan. The performance-based contribution was established to deliver as much as 10 percent of eligible wages into the 401(k) Savings Plan when Cliffs meets certain profit per ton performance targets.

Superannuation. Asia Pacific employees are eligible for a company cash contribution known as superannuation of up to 15 percent of all cash payments made to the employee. Australian regulations require a superannuation contribution of at least 9 percent on base salary up to $50,000 per individual per year. For Cliffs contributions in excess of $50,000, executives are credited with cash for the amounts in excess of $50,000 as a taxable allowance. This benefit is disclosed below in the “2010 Summary Compensation Table” under “All Other Compensation” and described in footnote 6.

Deferred Compensation Plan. Under the Voluntary Non-Qualified Deferred Compensation Plan, or VNQDC Plan, the named executive officers and other senior executives, excluding non-U.S. executives, are permitted to defer, on a pre-tax basis, up to 50 percent of their base salary, all or a portion of their annual incentive under the EMPI Plan and their share award that may be payable as long-term incentive award. The Compensation Committee believes the opportunity to defer compensation is a competitive benefit and addresses the goal of attracting and retaining talent. Additional detail is shown in the “2010 Non-Qualified Deferred Compensation Table”.

Under our VNQDC Plan, annual incentive payments can be deferred into a cash deferral account or a share unit account. Share awards can only be deferred into share units. Cash deferrals earn interest at the Moody’s Corporate Average Bond Yield rate. The 2010 annual average of the Moody’s Corporate Average Bond Yield was 5.6 percent. Share unit deferrals are denominated in Common Shares and vary with Cliffs’ share price performance.

In order to encourage share ownership and the alignment of executive interests with shareholder interests, as well as to assist executives in meeting their share ownership guidelines (as discussed below under “Share Ownership Guidelines”), any annual incentive cash compensation payments deferred into share units are matched with a 25 percent match by Cliffs that vests at the end of five years. The amount of Cliffs’ shares matched to VNQDC bonus exchange deferrals is disclosed in the “2010 Non-Qualified Deferred Compensation Table”.

Finally, the VNQDC Plan provides that if a participant is entitled to receive a performance-based contribution under the 401(k) Savings Plan but is limited in the amounts that can be contributed to the 401(k) Savings Plan by certain Internal Revenue Code limitations, then any such performance-based contributions in excess of the Internal Revenue Code limits are deferred into the VNQDC Plan. These specific cash accounts are not convertible to share units.

Other Benefits. Cliffs’ other benefits and perquisites for senior executives, including named executive officers, include company paid parking and personal financial services. The Compensation Committee believes that providing financial services perquisites will prevent distraction from duties as an executive officer of Cliffs. A tax gross-up was paid to Mr. Mehan as a one-time payment of $168,408.41 AUD to cover income taxes related to a 2006 restricted stock grant which vested in 2009. These benefits are disclosed below in the “2010 Summary Compensation Table” under “All Other Compensation” and described in footnote 6.

Supplementary Compensation Policies

Cliffs uses several additional policies to ensure that the overall compensation structure is aligned with shareholder interests and is competitive with market practices. Specific policies include:

Share Ownership Guidelines. Cliffs’ Board adopted share ownership guidelines to ensure that senior executives, including named executive officers, have a meaningful direct ownership stake in Cliffs and that the interests of executives are thereby aligned with shareholders. The guidelines are as follows:

Position	Multiple of Base Pay

CEO	4.5x
Executive / Senior Vice President	2.5x
Vice President	1.5x

Cliffs’ share ownership guidelines were revised in 2010 to allow for an executive to sell Common Shares prior to meeting the ownership guidelines so long as the executive officer can demonstrate a long-term plan in achieving the share ownership guidelines. For grants made after January 1, 2007 under the Amended and Restated Cliffs 2007 Incentive Equity Plan, executives are not permitted to sell shares received under the performance share program or the restricted share unit program unless the executive is in compliance with the ownership guidelines, except as may be necessary to pay income taxes or in accordance with the revised share ownership guidelines. An executive’s direct ownership of shares, including restricted shares and share units held in the VNQDC Plan, count toward meeting the share ownership guidelines. The Compensation Committee annually reviews compliance with the share ownership guidelines.

Change in Control Severance Agreements. Cliffs has entered into severance agreements with all of the named executive officers, with the exception of Mr. Mehan who had a broader employment contract with Cliffs covering termination without a Change in Control, that provide for certain payments upon termination following a change in control. The Compensation Committee believes that such agreements support the goals of attracting and retaining highly talented individuals by clarifying the terms of employment and reducing the risks to the executive in situations where the executive believes that Cliffs may undergo a merger or be acquired. In addition, the Compensation Committee believes that such agreements align the interests of executives with the interests of shareholders if a qualified offer to acquire Cliffs is made, in that each of the named executive officers would likely be aware of or involved in any such negotiation and it is to the benefit of shareholders to have the executives negotiating in the shareholder’s best interests without regard to the executive’s personal financial interests. The level of benefits was determined consistent with market practices at the time that the agreements were established.

The agreements generally provide for the following change in control provisions (see accompanying narrative below for more details):

•	Automatic vesting of unvested equity incentives upon change in control;

•

Two or three times annual base salary and target annual incentive as severance upon termination following a change in control, and continuation of welfare benefits for two or three years under certain circumstances;

•	Full tax gross-up payments on any excise taxes imposed upon any change in control payments; and

•	Non-compete, confidentiality and non-solicitation restrictions on executives who receive severance payments following a change in control.

Employment Agreement. Cliffs Asia Pacific has entered into an employment agreement with Mr. Mehan. Mr. Mehan’s employment agreement generally provided for the following change in control and other termination provisions (see accompanying narrative below for more details):

•	For immediate termination without cause, 1.5 times base salary plus superannuation;

•	For termination without cause and three months written notice, 0.75 times base salary plus superannuation;

•	For disability, one times base salary plus superannuation;

•	In the event of a change in control and Mr. Mehan’s voluntary termination, 2.25 times base salary plus superannuation and an amount equal to pro-rata annual incentive payouts; and

•	Automatic vesting of unvested long-term incentives upon change in control.

Effective February 4, 2011, Cliffs and Mr. Mehan terminated the employment agreement. Mr. Mehan received the following involuntary termination payments in consideration of his employment agreement (amounts are converted at a February 4, 2011 rate of $1.0138 AUD:USD):

•	A lump sum payment equal to $940,857 representing 1.5 times base salary plus superannuation;

•	A lump sum payment equal to $179,662 representing accrued annual leave; and

•	A lump sum payment equal to $154,934 representing accrued long service leave.

Separation Agreement

Separation Agreement: Effective April 1, 2010, Cliffs and Mr. Hawk terminated their employment relationship. In connection with this termination of the employment relationship, Cliffs and Mr. Hawk entered into a Separation Agreement and Release of Claims, or Separation Agreement. Under the Separation Agreement, Mr. Hawk negotiated for the following severance benefits:

•	Lump sum payment of $900,000, which is equal to three times Mr. Hawk’s base pay;

•

Lump sum payment of $814,000, which is an amount recognizing Mr. Hawk’s agreements for the transition of his duties, payments for accrued vacation and other time off and for his other agreements under the Separation Agreement;

•	Lump sum payment of $1,213,361, representing an estimated tax gross-up amount for the above payments reduced by the amount attributable to accrued vacation pay;

•

For outstanding long-term incentive grants made to Mr. Hawk for the 2008 and 2009 performance periods and subject to vesting in 2010 and 2011, proration was applied except no amounts were pro-rated for his separation prior to the completion of the vesting period for the 2008 grant, due to the short period of time from separation date to the end of 2010; and

•

Mr. Hawk and his eligible dependents will be entitled to continuation of health insurance coverage for up to 36 months under certain circumstances. Mr. Hawk will be entitled to outplacement assistance for up to 36 months. The separation agreement also contains customary provisions regarding confidentiality of Cliffs’ proprietary information and general release of claims against Cliffs and a covenant not to sue Cliffs. Additionally, Mr. Hawk was not eligible for a 2010 base salary increase, EMPI payout or long-term incentive grant.

Other Material Tax and Accounting Implications. Section 162(m) of the Internal Revenue Code limits the deductibility of certain executive compensation in excess of $1 million. The aggregate combination of salary, distributions from the Long-Term Incentive Plan, vesting of restricted shares, and dividends on restricted shares has caused, with respect to 2010, the $1 million limit to be exceeded with respect to all of the named executive officers, and is expected to cause the $1 million limit to be exceeded in subsequent years with respect to one or more of the named executive officers. In 2007, Cliffs’ shareholders approved the EMPI Plan, and the 2007 Incentive Equity Plan, which replaced the predecessor plans. Performance-based compensation under the EMPI Plan and the Amended and Restated Cliffs 2007 Incentive Equity Plan will be exempt from the $1 million limit. Even with the adoption of these new plans, retention units, restricted share unit grants and restricted share grants will still not qualify as performance-based compensation and thus will be included in the calculation of the $1 million limit.

COMPENSATION COMMITTEE REPORT

The following report has been submitted by the Compensation and Organization Committee of the Board of Directors:

The Compensation and Organization Committee of the Board of Directors has reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation and Organization Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the definitive proxy statement on Schedule 14A for its 2011 Annual Meeting, which is incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, each as filed with the Securities and Exchange Commission.

This report is furnished on behalf of the Compensation and Organization Committee of the Board of Directors.

Francis R. McAllister. Chairman

Ronald C. Cambre

Barry J. Eldridge

Janice K. Henry

Roger Phillips

Compensation-Related Risk Assessment

In 2010, a team lead by Cliffs’ Chief Risk Officer reviewed employee compensation plans in which all employees (including the named executive officers) participate, in order to identify whether these arrangements had any features that might encourage unnecessary and excessive risk taking that would have a material adverse effect on Cliffs. The review team analyzed a series of risk factors and concluded the risk mitigation factors in Cliffs’ compensation plans provide adequate safeguards that would either prevent or discourage excessive risk taking. Thus, the review team did not identify any risk related to Cliffs’ compensation policies and practices for our named executive officers and our employees generally that are, either individually or in the aggregate, reasonably likely to have a material adverse effect on Cliffs. The Compensation and Organization Committee received a report summarizing the work of the review team and concurs with this conclusion.

2010 Summary Compensation Table

The following table sets forth the compensation earned by the named executive officers for services rendered to Cliffs and its subsidiaries for the fiscal years ended December 31, 2010, 2009 and 2008.

Name and Principal Position(a)	Year(b)	Salary($) (1)(2)(c)	Stock Awards($) (3)(d)	Non-Equity Incentive Plan Compensation ($)(1)(4)(e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)(f)	All Other Compensation ($)(6)(g)	Total ($)(h)
Joseph A. Carrabba	2010	814,000	2,859,784	1,483,074	394,057	44,677	5,595,592
Chairman, President and Chief Executive Officer	2009	750,500	2,728,150	1,328,306	461,699	82,012	5,350,667
	2008	767,500	1,661,175	1,842,045	137,929	64,646	4,473,295

Laurie Brlas	2010	445,412	756,241	550,654	95,495	30,940	1,878,742
Executive Vice President, Global Administration and Finance and Chief Financial Officer	2009	406,265	267,611	424,722	86,353	21,600	1,206,550
	2008	410,750	520,020	606,881	42,862	29,130	1,609,643

Donald J. Gallagher	2010	439,750	733,542	494,369	382,220	21,188	2,071,069
Executive Vice President and President, Global Commercial	2009	412,055	235,802	430,775	294,777	22,647	1,396,056
	2008	418,750	512,798	602,214	540,298	35,528	2,109,588

William A. Brake	2010	427,750	732,578	463,716	110,740	39,820	1,774,604
Executive Vice President, Global Metallics	2009	400,475	260,004	418,669	82,594	17,204	1,178,946
	2008	354,000	426,128	495,413	46,284	8,450	1,330,274

Richard Mehan(7)	2010	495,121	297,836	301,529	—	352,709	1,447,195
Former Senior Vice President and CEO Asia Pacific

George W. Hawk(7)	2010	125,000	—	—	185,324	2,937,655	3,247,979
Former General Counsel and Secretary

(1)	2010 amounts in columns (c), (d) and (e) reflect the salary, equity compensation and non-equity incentive compensation of each named executive officer, respectively, before pre-tax reductions for contributions to the Savings Plan, the VNQDC Plan and Cliffs’ Benefits Plans. Amounts by which salary, equity compensation and non-equity incentive compensation were reduced in 2010 pursuant to the named executive officers’ elections to make contributions to the VNQDC Plan appear in column (b) of the “2010 Nonqualified Deferred Compensation” table below.

(2)	The 2010 salary of the named executive officers includes their base salary before salary reductions for the Benefits Choice Plan, the Savings Plan, and the VNQDC Plan.

The following table summarizes salary reductions for the Savings Plan and VNQDC Plan for executives in 2010:

	401(k) Contribution ($)	Catch-Up Contribution ($)	VNQDC Pre-Tax Salary Deferral ($)	Total
Joseph A. Carrabba	16,500	5,500	40,700	62,700
Laurie Brlas	16,500	550	66,600	83,650
Donald J. Gallagher	17,150	5,016	—	22,166
William A. Brake	16,500	1,270	42,775	60,545
Richard Mehan	—	—	—	—
George W. Hawk	—	—	—	—

(3)	2010 amounts in column (d) reflect the aggregate grant date fair value computed in accordance with FASB ASC 718 for awards of performance shares and restricted share units granted during 2010. For performance awards granted during 2010, the amounts reported are based on the probable outcome of the performance conditions as of the grant date. For additional information, refer to Item 8, Note 12 in our Form 10-K. For 2010, these types of awards are discussed in further detail in the “Compensation Discussion and Analysis” section above, under the headings “2010-2012 Performance Share and Restricted Share Unit Awards”.

See the “Grants of Plan-Based Awards” table for more detail on the awards of performance shares and restricted share units.

The amounts for Mr. Carrabba also reflect the CEO Strategic Initiative Grant made in March 2010 at target value. The number of shares paid out under this particular award will be determined by the Compensation Committee in 2013 based upon the achievement of certain performance factors noted above evaluated at the Compensation Committee’s discretion and may be reduced from the 18,720 shares.

Under ASC 718 and as a result of this uncertainty of the final award amount, a grant date has not yet been determined for this award for purposes of measuring and recognizing compensation cost.

The grant was determined using the 60-day average closing market price of the Common Shares of $48.11 per share (producing a maximum value at grant of approximately $900,000 and a “target” value at grant of approximately $600,000) The maximum fair values for the performance shares on March 8, 2010 were:

Joseph A. Carrabba	$2,182,967
900,000
Laurie Brlas	730,921
Donald J. Gallagher	708,607
William A. Brake	708,063
Richard Mehan	287,906

(4)	The 2010 amounts in column (e) reflect the sum of (i) incentive bonus awards earned in 2010 under the Executive Management Incentive Plan (EMPI), which is discussed in further detail in the “Compensation Discussion and Analysis” section above under the heading “Annual Incentive Plan,” and (ii) amounts allocated to the named executive officers as special performance-based contributions under the 401(k) Savings Plan, for all eligible participants under the 401(k) Savings Plan equal to 10 percent of their eligible base earnings. To the extent that such performance-based contributions exceeded Internal Revenue Code limits for a qualified defined contribution plan, they were credited to the accounts of the executives under the VNQDC Plan.

The following table summarizes annual incentive plan payments for 2010:

	EMPI Award ($)	401(k) Performance Contribution ($)	Total ($)
Joseph A. Carrabba	1,401,674	81,400	1,483,074
Laurie Brlas	506,112	44,541	550,653
Donald J. Gallagher	450,394	43,975	494,369
William A. Brake	420,941	42,775	463,716
Richard Mehan	301,529	—	301,529
George W. Hawk	—	—	—

(5)	The 2010 amounts in column (f) reflect the actuarial increase in the present value of the named executive officer’s benefits under the Pension Plan and the SERP, both of which are discussed in the “Compensation Discussion and Analysis” section above under the heading “Defined Benefit Pension Plan,” determined using interest rate and mortality assumptions consistent with those used in our financial statements and may include amounts that the named executive officer is not fully vested.

This column also includes amounts for above market interest for the executives’ deferrals into the VNQDC.

The following table summarizes changes in pension values and above-market earnings on deferred compensation in 2010:

	Present Value of Pension Accruals ($)	Above Market Interest on Deferred Compensation ($)	Total ($)
Joseph A. Carrabba	390,500	3,557	394,057
Laurie Brlas	94,400	1,095	95,495
Donald J. Gallagher	381,200	1,020	382,220
William A. Brake	110,500	240	110,740
Richard Mehan	—	—	—
George W. Hawk	185,100	224	185,324

(6)	The 2010 amounts in column (g) reflect the combined value of the named executive officer’s perquisites attributable to our paid parking, financial services, restricted stock dividends and matching contributions made by and on behalf of the executives under the Savings Plan and the VNQDC Plan.

The following table summarizes perquisites in 2010:

	Paid Parking ($)	Financial Svcs. ($)	401K Savings Plan Matching Contributions ($)		VNQDC Plan Matching Contributions ($)	Restricted Stock Dividends ($)	Other ($)		Total ($)
Joseph A. Carrabba	3,180	8,937	9,000		23,560	—	—		44,677
Laurie Brlas	3,180	10,000	9,000		8,760	—	—		30,940
Donald J. Gallagher	2,700	9,038	9,450		—	—	—		21,188
William A. Brake	3,180	9,055	9,000		18,585	—	—		39,820
Richard Mehan	—	6,589	46,015	(1)	—	—	300,105	(2)	352,709
George W. Hawk	1,590	3,704	5,000		—	—	2,927,361	(3)	2,937,655

(1)	Reflects employer contribution to the Australian Superannuation fund.
(2)	Reflects a one-time restricted stock tax gross up payment of $168,408.41 to cover income taxes related to a 2006 restricted stock grant and a taxable allowance related to payments made in excess of the superannuation contributions allowed under Australian law of $157,686.21. Amounts shown in tables above are converted at a rate of $0.9203 AUD:USD.
(3)	Reflects termination payments related to Mr. Hawk’s separation agreement dated April 1, 2010 which is discussed in further detail in the “Compensation Discussion and Analysis” section above under the heading “Separation Agreement”.

(7)	Mr. Hawk terminated employment effective April 1, 2010. Mr. Mehan terminated employment effective February 4, 2011. For additional compensation details related to the terminations, please refer to page 38.

Grants of Plan Based Awards

This table discloses in columns (c), (d) and (e) the potential payouts at the threshold, target and maximum levels of the awards under the EMPI Plan approach for 2010. See the “Compensation Discussion and Analysis—Annual Incentive Plan” section above for a description of the EMPI Plan.

This table also shows in columns (f), (g) and (h) the potential payouts at the threshold, target and maximum levels of the 2010 performance share awards under the Amended and Restated Cliffs 2007 Incentive Equity Plan. Such performance shares are for a three-year period ending December 31, 2012. Column (j) shows the grant date fair value of the performance shares under the Amended and Restated Cliffs 2007 Incentive Equity Plan.

The table also shows in columns (i) and (j) the actual numbers of awards granted and the grant date fair value of restricted share units under the Amended and Restated Cliffs 2007 Incentive Equity Plan.

Name(a)	Grant Date(b)	Estimated Possible Payouts under Non-Equity Incentive Plan Awards (EMPI) ($)(1)			Estimated Future Payouts under Equity Incentive Plan Awards (Perf Shares) (#)(2)				All Other Stock Awards: Numbers of Shares Of Stock or Units (i)(#)	Grant Date Fair Market Value of Stock and Option Awards ($)(j)
		Threshold (c)	Target (d)	Maximum (e)	Threshold (f)	Target (g)		Maximum (h)
Joseph A. Carrabba	3/8/2010	575,400	1,150,800	2,301,600	—	—		—	—	—
	3/8/2010	—	—	—	20,055	40,110		60,165	—	1,455,311
	3/8/2010	—	—	—	—	—		—	13,370	804,473
	3/8/2010	—	—	—	—	12,480	(3)	18,720	—	600,000

Laurie Brlas	3/8/2010	178,400	356,800	713,600	—	—		—	—	—
	3/8/2010	8,920	17,840	35,680	—	—		—	—	—
	3/8/2010	—	—	—	6,715	13,430		20,145	—	487,281
	3/8/2010	—	—	—	—	—		—	4,470	268,960

Donald J. Gallagher	3/8/2010	177,600	355,200	710,400	—	—		—	—	—
	3/8/2010	8,880	17,760	35,520	—	—		—	—	—
	3/8/2010	—	—	—	6,510	13,020		19,530	—	472,405
	3/8/2010	—	—	—	—	—		—	4,340	261,138

William A. Brake	3/8/2010	172,800	345,600	691,200	—	—		—	—	—
	3/8/2010	8,640	17,280	34,560	—	—		—	—	—
	3/8/2010	—	—	—	6,505	13,010		19,515	—	472,042
	3/8/2010	—	—	—	—	—		—	4,330	260,536

Richard Mehan	3/8/2010	123,780	247,561	495,121	—	—		—	—	—
	3/8/2010	6,189	12,378	24,756	—	—		—	—	—
	3/8/2010	—	—	—	2,645	5,290		7,935	—	191,937
	3/8/2010	—	—	—	—	—		—	1,760	105,899

George W. Hawk	3/8/2010	—	—	—	—	—		—	—	—

(1)	The amounts in column (c) reflect the threshold payment level under the EMPI plan, which is 25 percent of the maximum amount shown in column (e). The amount shown in column (d) is 50 percent of the amount shown in column (e). Column (e) is 100 percent of the total maximum award opportunity for 2010. These amounts are based on the individual’s current salary and position at the time of grant. Actual payouts under the EMPI plan are disclosed in the 2010 Summary Compensation Table under “Non-Equity Incentive Plan Compensation” column. For the named executive officers other than Mr. Carrabba an additional EMPI bonus opportunity was made available in conjunction with the other 2010 Awards equaling a potential maximum payout of 8 percent of base salary, or 5 percent in the case of Mr. Mehan (with a 4 percent opportunity at target performance, or 2.5 percent for Mr. Mehan, and a 2 percent opportunity at the minimum or threshold performance level, or 1.25 percent for Mr. Mehan), payable only when one of the EMPI financial metric threshold’s achieved, but also subject to further discretionary eligibility requirements, as determined by the Compensation Committee, based upon the CEO’s recommendation.
(2)	The amounts in column (f), with the exception of the grant made to Mr. Carrabba on March 8, 2010, reflect the threshold payout level of performance shares under the Amended and Restated Cliffs 2007 Incentive Equity Plan, which is 50 percent of the target amount shown in column (g). The amount shown in column (h) is 150 percent of such target amount.
(3)	The amounts for Mr. Carrabba reflect the CEO Strategic Initiative Grant made on March 8, 2010 at target value. The number of shares paid out under this particular award will be determined by the Compensation Committee in 2013 based upon the achievement of certain performance factors noted above evaluated at the Compensation Committee’s discretion and may be reduced from the 18,720 shares. Under ASC Topic 718 and as a result of this uncertainty of the final award amount, a grant date has not yet been determined. The grant was determined using a 60-day average closing price of the Common Shares on March 8, 2010 of $48.11 per share (producing a “maximum” value at grant of approximately $900,000 and a “target” value at grant of approximately $600,000).

Our named executive officers are parties to change in control agreements or employment agreements with Cliffs. For more information, refer to the Potential Payouts Upon Termination or Change of Control section below.

Outstanding Equity Awards At Fiscal Year-End

The following table shows in columns (b) and (c) the actual numbers of shares and the fair market value, respectively, of all unvested restricted share units under the Amended and Restated Cliffs 2007 Incentive Equity Plan outstanding on December 31, 2010. The fair market value of each restricted share unit and retention unit on December 31, 2010 was $78.01.

The table also shows in columns (d) and (e) the actual numbers of performance shares and the fair market value, respectively, as of December 31, 2010 of all unvested and unearned performance shares assuming a market value of $78.01 per share (the closing market price of our Common Shares on December 31, 2010 and assuming that the performance shares pay off at the maximum level. Normally, outstanding options would be listed on this table. There are no outstanding stock options for any named executive officer.

Outstanding Equity Awards At 2010 Fiscal Year-End Table

Name(a)	Number of Shares or Units of Stock That Have Not Vested (b)(#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(d)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(e)
Joseph A. Carrabba	26,325	(2)	2,053,613	118,463	(3)	9,241,260
	13,370	(4)	1,042,994	60,165	(5)	4,693,472
	—		—	67,009	(6)	3,000,000
				18,720	(7)	900,000

Laurie Brlas	9,675	(2)	754,747	43,538	(3)	3,396,360
	4,470	(4)	348,705	20,145	(5)	1,571,511

Donald J. Gallagher	8,525	(2)	665,035	38,363	(3)	2,992,659
	4,340	(4)	338,563	19,530	(5)	1,523,535

William A. Brake	9,400	(2)	733,294	42,300	(3)	3,299,823
	4,330	(4)	337,783	19,515	(5)	1,522,365

Richard Mehan	2,650	(2)	206,727	11,925	(3)	930,269
	1,760	(4)	137,298	7,935	(5)	619,009

George W. Hawk	2,100	(2)	163,821	9,450	(3)	737,195

(1)	The amounts shown in this column reflect the number of unvested restricted share units granted under the Amended and Restated Cliffs 2007 Incentive Equity Plan.
(2)	This represents a grant of restricted share units for the 2009—2011 performance period granted on March 9, 2009.

If these shares vest, it will be on December 31, 2011, as approved by the Compensation Committee.

(3)	This represents a grant of performance shares for the 2009—2011 performance period granted on March 9, 2009.

If these shares vest, it will be on December 31, 2011, as approved by the Compensation Committee.

These numbers are being reported at maximum based on actual multi-year performance as of December 31, 2010.

(4)	This represents a grant of restricted share units for the 2010—2012 performance period granted on March 8, 2010.

If these shares vest, it will be on December 31, 2012, as approved by the Compensation Committee.

(5)	This represents a grant of performance shares for the 2010—2012 performance period granted on March 8, 2010.

If these shares vest, it will be on December 31, 2012, as approved by the Compensation Committee.

These numbers are being reported at maximum based on actual multi-year performance as of December 31, 2010.

(6)	This represents the CEO Strategic Initiative grant made on December 17, 2009.

If these shares vest, it will be on December 31, 2013, as approved by the Compensation Committee.

These numbers are being reported at maximum based on actual multi-year performance as of December 31, 2013.

(7)	This represents the CEO Strategic Initiative grant made on March 8, 2010.

If these shares vest, it will be on December 31, 2013, as approved by the Compensation Committee.

These numbers are being reported at maximum based on actual multi-year performance as of December 31, 2013.

Option Exercises and Stock Vested

Columns (b) and (c) in the following table set forth certain information regarding performance shares, retention units and restricted share awards that vested during 2010 for the named executive officers based on the applicable fair market value. None of Cliffs’ named executive officers had stock options during the fiscal year ended December 31, 2010.

2010 Option Exercises and Stock Vested Table

	Stock Awards
Name (a)	Number of Shares Acquired on Vesting (#)(b)		Value Realized on Vesting ($)(c)(1)
Joseph A. Carrabba	51,750	(2)	4,795,673
	11,500	(3)	1,065,705
Laurie Brlas	16,200	(2)	1,501,254
	3,600	(3)	333,612
Donald J. Gallagher	15,975	(2)	1,480,403
	3,550	(3)	328,979
William A. Brake	13,275	(2)	1,230,194
	2,950	(3)	273,377
Richard Mehan	7,200	(2)	667,224
	1,600	(3)	148,272
George W. Hawk	10,125	(2)	938,284
	2,250	(3)	208,508

(1)	The value realized shown in column (c) is computed by multiplying the number of restricted shares and performance shares by the closing price of a Common Share on the date of vesting. Except as otherwise noted, all awards vested on December 31, 2010.
(2)	This represents a performance share award granted during 2008 for the 2008 - 2010 performance period that paid out to participants in February 2011 at a fair market value of $92.67 per share. The performance shares paid out at 150 percent of the award based on the performance criteria.
(3)	This represents an award of restricted share units granted during 2008 for the 2008 - 2010 performance period that paid out to participants in February 2011 at a fair market value of $92.67 per share.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each named executive officer and the number of years of service credited to each such named executive officer under the Pension Plan and the SERP. The calculation was determined using interest rate and mortality rate assumptions consistent with those used in Cliffs’ financial statements.

The Pension Plan provides a participant, including the named executive officers, with the greater of:

(a) the sum of:

(1)	For service with Cliffs through June 30, 2008, his or her accrued benefit under the plan’s Final Average Pay Formula described below; and

(2)	For service with Cliffs after June 30, 2008, his or her cash balance credits and interest under the Cash Balance Formula described below; or

(b) the sum of:

(1)	For service with Cliffs through June 30, 2003, his or her accrued benefit under the Final Average Pay Formula described below; and

(2)	For service with Cliffs after June 30, 2003, his or her cash balance credits and interest after June 30, 2003 under the Cash Balance Formula described below.

The Final Average Pay Formula provides a benefit that is generally based on a 1.65 percent pension formula. For each year of service up to June 30, 2003 or June 30, 2008, as the case may be, the plan provides 1.65 percent of Average Monthly Compensation. Average Monthly Compensation is defined as the average annual compensation earned during the 60 consecutive months providing the highest such average during the last 120 months preceding the applicable date. The benefit is subject to an offset of 50 percent of Social Security benefits through the applicable date. Benefits are payable as an annuity, unreduced for early commencement, upon the attainment of normal retirement at age 65, or at 30 years of service. None of the named executive officers were eligible for an accrued benefit under the Final Average Pay Formula on December 31, 2010 other than Mr. Gallagher. Benefits are payable as an annuity reduced for early commencement upon the attainment of age 55 with 15 years of service.

The Cash Balance Formula provides a benefit payable at any time equal to the value of a notional cash balance account. For each calendar quarter, after the applicable date a credit is made to the account equal to a percentage of his or her pay ranging from four percent to ten percent based upon his or her age and service with transitional pay credits up to 13 percent during the transition period from June 30, 2003 to June 30, 2008. Interest is credited to the account balance on a quarterly basis. At retirement or termination of employment, the accumulated account balance can be paid as either a lump sum or actuarially equivalent annuity.

The compensation used to determine benefits under the Pension Plan is the sum of salary and annual incentive compensation paid under the EMPI Plan to a participant during a calendar year. Pensionable earnings for each of Cliffs’ named executive officers during 2010 include the amount shown for 2010 in column (c) of the “2010 Summary Compensation Table” above, plus the amount of incentive compensation earned in 2010 and paid in 2011, respectively.

The SERP generally provides the named executive officers with the benefits which would have been payable under the Pension Plan if certain Internal Revenue Code limitations did not apply to the Pension Plan. The SERP was amended effective for 2006 and future accruals to eliminate the payment of annual accruals and to provide that SERP accruals will instead be paid at retirement.

2010 Pension Benefits Table

Name(a)	Plan Name(b)	Number of Years Credited Service (#)(c)	Present Value of Accumulated Benefit ($)(d)	Payments During Last Fiscal Year ($)(e)
Joseph A. Carrabba	Salaried Pension Plan	5.7	113,900	—
	SERP	5.7	1,906,700	—

Laurie Brlas	Salaried Pension Plan	4.1	74,600	—
	SERP	4.1	179,100	—

Donald J. Gallagher	Salaried Pension Plan	29.4	1,074,700	—
	SERP	29.4	1,685,100	—

William A. Brake(1)	Salaried Pension Plan	3.8	68,400	—
	SERP	23.8	170,700	—

Richard Mehan	Salaried Pension Plan	—	—	—
	SERP	—	—	—

George W. Hawk	Salaried Pension Plan	7.3	135,300	—
	SERP	7.3	—	216,000

(1)	For purposes of calculating the SERP benefit for Mr. Brake, the Compensation Committee approved a hire date of 1987 or 20 additional years of credited service.

Non-Qualified Deferred Compensation

Pursuant to the VNQDC Plan, the named executive officers are permitted to defer, on a pre-tax basis, up to 50 percent of their base salary, all or a portion of their annual incentive under the EMPI Plan, and their stock award or cash award that may be payable under the Long-Term Incentive Plan. Cash compensation awards deferred into stock units will be matched with a 25 percent match by Cliffs.

Cash deferrals earn interest at the Moody’s Corporate Average Bond Yield rate. Stock awards, which can only be deferred into stock units, are denominated in Cliffs Common Shares and vary with Cliffs’ share price performance.

Additionally, the VNQDC Plan provides that if a participant is entitled to receive a discretionary performance-based contribution under the 401(k) Savings Plan but is limited in the amounts which can be contributed to the 401(k) Savings Plan by certain Internal Revenue Code limitations, then the balance of such performance-based contribution will be credited to the participant’s account under the VNQDC Plan. Similarly, if a named executive officer’s salary reduction contributions to the 401(k) Savings Plan are limited by Internal Revenue Code limitations, the amount that exceeds the limit will be credited to the executive’s account under the VNQDC Plan together with the Cliffs match he or she would have had under the 401(k) Savings Plan.

This table discloses in column (b), “Executive Contributions in Last Fiscal Year,” the contributions by each named executive officer to the VNQDC Plan. The contributions include pre-tax contributions of salary, incentive bonuses, stock awards, and cash awards.

Column (c) of the table below, “Registrant Contributions in Last Fiscal Year,” includes matching contributions Cliffs made on behalf of the named executive officers to the VNQDC Plan and performance-based contributions authorized under the 401(k) Savings Plan that were credited to the VNQDC Plan.

Column (d) of the table below, “Aggregate Earnings in Last Fiscal Year,” includes interest earned on cash deferrals and dividends earned on deferred shares.

2010 Non-Qualified Deferred Compensation Table

Name(a)	Executive Contributions in Last Fiscal Year ($)(b)(1)	Registrant Contributions in Last Fiscal Year ($)(c)(2)	Aggregate Earnings in Last Fiscal Year ($)(d)(3)	Aggregate Withdrawals / Distributions ($)(e)	Aggregate Balance at Last Fiscal Year-End ($)(f)(4)
Joseph A. Carrabba	180,867	104,960	175,138	—	1,232,582
Laurie Brlas	1,516,051	53,302	10,722	—	253,799
Donald J. Gallagher	—	43,975	84,057	—	7,911,953
William A. Brake	84,867	61,360	2,256	—	74,159
Richard Mehan	—	—	—	—	—
George W Hawk	—	—	2,238	43,834	—

(1)	The amounts disclosed in column (b) are also included in the “Salary and Non-Equity Incentive Plan Compensation” columns for 2010 in the Summary Compensation Table.
(2)	The amount shown in column (c) includes registrant contributions disclosed in the “All Other Compensation” column in the Summary Compensation Table.
(3)	The amounts shown in column (d) include above-market earnings disclosed in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column in the Summary Compensation Table.
(4)	The aggregate balances in column (f) include compensation earned in prior years that was previously reported in prior Summary Compensation Tables as follows:

	2006 ($)	2007 ($)	2008 ($)	2009 ($)
Joseph A. Carrabba	36,667	68,750	137,673	214,054
Laurie Brlas	—	26,337	41,075	40,627
Donald J. Gallagher	222,392	—	—	—
William A. Brake	—	3,047	2,155	—
Richard Mehan	—	—	—	—
George W Hawk	—	—	—	—

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below reflect the compensation payable to each of the named executive officers in the event of termination of such executive’s employment under a variety of different circumstances, including the named executive officer’s voluntary termination, involuntary not-for-cause termination, and termination following a change in control. The amounts shown assume in all cases that such termination was effective as of December 31, 2010. All amounts shown are estimates of the amounts that would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from Cliffs.

Payments Made Upon All Terminations

If a named executive officer’s employment terminates, he or she is entitled to receive certain amounts earned during his or her term of employment no matter the cause of termination. Such amounts may include:

•	Salary through the date of termination;

•	Unused vacation pay;

•	Accrued and vested benefits under the Pension Plan, SERP, 401(k) Savings Plan, and VNQDC Plan; and

•	Undistributed performance shares, restricted share and retention units for periods which have been completed.

Additional Payments Upon Involuntary Termination Without Cause

In the event that a named executive officer is terminated involuntarily without cause, he or she would typically receive the following additional payments or benefits in the sole discretionary judgment of the Compensation Committee, taking into account the nature of the termination, the length of the executive’s service with Cliffs, and the executive’s grade level. There is no legally binding agreement requiring that any such payments or benefits be paid to any named executive officer except in the case of a change in control prior to the termination:

•	Severance payments;

•	Continued health insurance benefits;

•	Outplacement services; and

•	Financial services.

Since all such benefits are at the discretion of the Compensation Committee in each instance, it is impossible to estimate the amount that would be paid in such circumstances.

Additional Payments Upon Retirement

None of the named executive officers were eligible to retire on December 31, 2010 other than Mr. Gallagher. In the event of any named executive officer’s retirement, the following additional amounts will be paid and additional benefits will be provided, in addition to the amounts payable to all terminated salaried employees:

•	A pro-rata portion of the annual incentive award under the EMPI Plan for the year in which he or she retires;

•	Any unpaid annual incentive award under the EMPI Plan for the year prior to the year of retirement;

•

A pro-rata portion, subject to the Compensation Committee’s discretion from time to time, of his or her performance shares, retention units and restricted share units will be paid when such shares and units would otherwise be paid;

•	A pro-rata portion of any performance-based contribution to the 401(k) Savings Plan and the VNQDC Plan for the year of retirement;

•	He or she will keep his or her restricted shares and the restrictions on sale of the shares will lapse at the end of the restriction period;

•

If the employee was hired prior to 1993, he or she will be entitled to retiree medical and life insurance for the rest of his or her life and the life of his or her spouse on the same terms as any other salaried employee hired prior to 1993; and

•	He or she will become vested in certain matching contributions under the VNQDC Plan provided that the amounts are not withdrawn until the end of the five year vesting period.

Additional Payments Because of Change in Control Without Termination

Under the terms of the Participant Long-Term Incentive Grant Agreements, the named executive officers are entitled to the following benefits upon the occurrence of a change in control, regardless of whether the employment of the named executive officer is terminated:

•	The restrictions on the restricted shares lapse immediately; and

•	The performance shares, retention units and restricted share units vest immediately,

For this purpose, a “change in control” generally means the occurrence of any of the following events:

(1)	Any one person, or more than one person acting as a group acquires ownership of stock of Cliffs that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of Cliffs (subject to certain exceptions);

(2)	Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Cliffs possessing 35 percent or more of the total voting power of the stock of Cliffs;

(3)	A majority of members of Cliffs’ Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of Cliffs’ Board prior to the date of the appointment or election; or

(4)	Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Cliffs that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of Cliffs immediately prior to such acquisition or acquisitions.

Acquisitions of Cliffs stock pursuant to certain business combination or similar transactions described in Cliffs’ relevant equity incentive plans, however, will not constitute a change in control if, generally speaking, in each case, immediately after such business transaction:

•

Owners of Cliffs stock immediately prior to the business transaction own more than 55 percent of the entity resulting from the business transaction in substantially the same proportions as their pre-business transaction ownership of Cliffs stock;

•

No one person, or more than one person acting as a group (subject to certain exceptions), owns 30 percent or more of the combined voting power of the entity resulting from the business transaction; and

•

At least a majority of the members of the board of directors of the entity resulting from the business transaction were members of the incumbent Board of Cliffs when the business transaction agreement was signed or approved by Cliffs’ Board. For purposes of this exception, the incumbent board of directors of Cliffs generally means those directors who were serving as of August 11, 2008 (or a prior date in the case of certain pre-2007 equity awards) or whose appointment or election was endorsed by a majority of the incumbent members prior to the date of such appointment or election.

Except as it pertains to the definition of business combination or similar transactions, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Cliffs. Additionally, for certain equity awards made prior to the Amended and Restated Cliffs 2007 Incentive Equity Plan, issuances of Cliffs stock approved by the incumbent board of directors of Cliffs, acquisitions by Cliffs of its own stock and acquisitions of Cliffs stock by Cliffs’ employee benefit plans or related trusts also will not constitute a change in control.

The Amended and Restated Cliffs 2007 Incentive Equity Plan also clarifies that the following two plan provisions do not apply to the definition of “Business Combination”: (a) persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Cliffs; and (b) if a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

Additional Payments Upon Termination Without Cause after Change in Control

Each of the named executive officers, with the exception of Mr. Mehan, has a written severance agreement which applies only in the event of termination during the two years after a change in control. If one of the named executive officers is involuntarily terminated during the two years after a change in control, for a reason other than cause, he or she will be entitled to the following additional benefits:

(1)	A lump sum payment in an amount equal to three times the sum of (A) base salary (at the highest rate in effect for any period prior to the termination date), plus (B) annual incentive pay at the target level for the current year or prior year whichever is greater.

(2)	Coverage for a period of 36 months following the termination date, by health, life insurance and disability benefits.

(3)	A lump sum payment in an amount equal to the sum of the additional future pension benefits which the executive would have been entitled to receive three years following the termination date under the SERP.

(4)	Pro-rata incentive pay at target levels for the year in which the termination date occurs.

(5)	Outplacement services in an amount up to 15 percent of the executive’s base salary.

(6)	Post-retirement medical, hospital, surgical and prescription drug coverage for the lifetime of the executive, his or her spouse and any eligible dependents at the normal participant cost based on the executive’s age at retirement.

(7)	A gross-up payment for any taxes imposed on the executive under Internal Revenue Code Section 4999 relating to excess parachute payments.

(8)	He or she will become vested in certain matching contributions under the VNQDC Plan provided that the amounts are not withdrawn until the end of the five-year vesting period.

(9)	He or she will be provided perquisites for a period of 36 months comparable to the perquisites he or she was receiving before the termination of his employment or the change in control whichever was greater.

Similar benefits are paid if the executive voluntarily terminates his or her employment during the two years following a change in control by reason of any one of the following happening:

(1)	Failure to maintain the executive in the office or position, or a substantially equivalent office or position, which the executive held immediately prior to a change in control;

(2)	(A) A significant adverse change in the nature or scope of the executive’s authorities, powers, functions, responsibilities or duties, (B) a reduction in the executive’s base salary, (C) a reduction in the executive’s opportunity to receive incentive pay, or (D) the termination or denial of the executive’s rights to employee benefits or a reduction in the scope or value thereof;

(3)	A change in circumstances which has substantially hindered executive’s performance of his or her job;

(4)	Certain corporate transactions;

(5)	Cliffs relocates its principal executive offices in excess of 25 miles from the prior location; or

(6)	Breach of the severance agreement.

For purposes of the severance agreements, “cause” generally means termination of an executive for the following acts: (1) conviction of a criminal violation involving fraud, embezzlement or theft in connection with his or her duties or in the course of his or her employment with Cliffs or any subsidiary of Cliffs; (2) intentional wrongful damage to property of Cliffs or any subsidiary of Cliffs; (3) intentional wrongful disclosure of secret processes or confidential information of Cliffs or any subsidiary of Cliffs; or (4) intentional wrongful engagement in any competitive activity.

In order to receive benefits under the severance agreements, the named executive officers may not disclose Cliffs’ confidential and proprietary information, may not go into competition with Cliffs, and may not solicit Cliffs’ employees to leave Cliffs’ employment.

Potential Termination Payments to Named Executive Officers

The following tables show the benefits payable to the named executive officers serving Cliffs at December 31, 2010 upon various types of terminations of employment and change in control assuming an effective date of December 31, 2010. For information regarding Mr. Hawk, please see “Compensation Discussion and Analysis — Separation Agreement.”

Joseph A. Carrabba

Benefit	Voluntary Termination or For Cause Termination ($)	Retirement ($)	Involuntary Termination ($)	Change in Control Without Termination ($)	Termination Without Cause after Change in Control ($)	Death ($)	Disability ($)
Cash Severance	—	—	—	—	5,918,400	—	—
Bonus	—	—	—	—	1,150,800	—	—
Equity
Restricted Stock Grants	—	—	—	—	—	—	—
Performance Shares	—	—	5,145,486	9,289,821	9,289,821	5,145,486	5,145,486
Retention Units	—	—	1,715,162	3,096,607	3,096,607	1,715,162	1,715,162
Total	—	—	6,860,648	12,386,428	12,386,428	6,860,648	6,860,648
Retirement Benefits
Pension	2,314,276	—	2,314,276	—	3,216,968	1,556,729	1,556,729
Retiree Welfare	—	—	—	—	163,079	—	—
Total	2,314,276	—	2,314,276	—	3,380,047	1,556,729	1,556,729
Nonqualified Deferred Compensation	1,232,582	—	1,232,582	1,232,582	1,232,582	1,232,582	1,232,582
Other Benefits
Health & Welfare	—	—	—	—	35,728	—	—
Outplacement	—	—	—	—	123,300	—	—
Perquisites	—	—	—	—	36,076	—	—
Tax Gross-Ups	—	—	—	—	7,727,618	—	—
Total	—	—	—	—	7,922,722	—	—
Total	3,546,858	—	10,407,506	13,619,010	31,990,979	9,649,959	9,649,959

Laurie Brlas

Benefit	Voluntary Termination or For Cause Termination ($)	Retirement ($)	Involuntary Termination ($)	Change in Control Without Termination ($)	Termination Without Cause after Change in Control ($)	Death ($)	Disability ($)
Cash Severance	—	—	—	—	2,592,000	—	—
Bonus	—	—	—	—	384,000	—	—
Equity
Restricted Stock Grants	—	—	—	—	—	—	—
Performance Shares	—	—	1,857,071	3,311,914	3,311,914	1,857,071	1,857,071
Retention Units	—	—	618,852	1,103,452	1,103,452	618,852	618,852
Total	—	—	2,475,923	4,415,366	4,415,366	2,475,923	2,475,923
Retirement Benefits
Pension	303,426	—	303,426	303,426	616,477	152,154	152,154
Retiree Welfare	—	—	—	—	60,777	—	—
Total	303,426	—	303,426	303,426	677,254	152,154	152,154
Nonqualified Deferred Compensation	253,799	—	253,799	253,799	253,799	253,799	253,799
Other Benefits
Health & Welfare	—	—	—	—	35,728	—	—
Outplacement	—	—	—	—	72,000	—	—
Perquisites	—	—	—	—	39,241	—	—
Tax Gross-Ups	—	—	—	—	3,043,714	—	—
Total	—	—	—	—	3,190,683	—	—
Total	557,225	—	3,033,148	4,972,591	11,513,102	2,881,876	2,881,876

Donald J. Gallagher

Benefit	Voluntary Termination or For Cause Termination ($)	Retirement ($)	Involuntary Termination ($)	Change in Control Without Termination ($)	Termination Without Cause after Change in Control ($)	Death ($)	Disability ($)
Cash Severance	—	—	—	—	2,397,600	—	—
Bonus	—	426,240	—	—	355,200	—	—
Equity
Restricted Stock Grants	—	—	—	—	—	—	—
Performance Shares	—	—	1,667,099	3,010,796	3,010,796	1,667,464	1,667,464
Retention Units	—	—	555,699	1,003,598	1,003,598	555,821	555,821
Total	—	—	2,222,798	4,014,394	4,014,394	2,223,285	2,223,285
Retirement Benefits
Pension	3,048,273	3,048,273	3,048,273	—	3,379,322	1,779,117	3,054,678
Retiree Welfare	79,749	79,749	79,749	—	108,959	232,885	79,749
Total	3,128,022	3,128,022	3,128,022	—	3,488,281	2,012,002	3,134,427
Nonqualified Deferred Compensation	7,911,953	7,911,953	7,911,953	7,911,953	7,911,953	7,911,953	7,911,953
Other Benefits
Health & Welfare	—	—	—	—	35,728	—	—
Outplacement	—	—	—	—	66,600	—	—
Perquisites	—	—	—	—	34,948	—	—
Tax Gross-Ups	—	—	—	—	2,285,377	—	—
Total	—	—	—	—	2,422,653	—	—
Total	11,039,975	11,466,215	13,262,773	11,926,347	20,590,081	12,147,240	13,269,665

William Brake

Benefit	Voluntary Termination or For Cause Termination($)	Retirement($)	Involuntary Termination($)	Change in Control Without Termination($)	Termination Without Cause after Change in Control($)	Death($)	Disability($)
Cash Severance	—	—	—	—	2,332,800	—	—
Bonus	—	—	—	—	345,600	—	—
Equity
Restricted Stock Grants	—	—	—	—	—	—	—
Performance Shares	—	—	1,803,294	3,214,792	3,214,792	1,803,294	1,803,294
Retention Units	—	—	600,925	1,071,077	1,071,077	600,925	600,925
Total	—	—	2,404,219	4,285,869	4,285,869	2,404,219	2,404,219
Retirement Benefits
Pension	292,654	—	292,654	—	641,375	125,525	125,525
Retiree Welfare	—	—	—	—	—	—	—
Total	292,654	—	292,654	—	641,375	125,525	125,525
Nonqualified Deferred Compensation	74,159	—	74,159	74,159	74,159	74,159	74,159
Other Benefits
Health & Welfare	—	—	—	—	35,728	—	—
Outplacement	—	—	—	—	64,800	—	—
Perquisites	—	—	—	—	36,428	—	—
Tax Gross-Ups	—	—	—	—	2,949,246	—	—
Total	—	—	—	—	3,086,201	—	—
Total	366,813	—	2,771,032	4,360,028	10,766,004	2,603,903	2,603,903

Richard Mehan

Benefit	Voluntary Termination or For Cause Termination($)	Retirement($)	Involuntary Termination($)	Change in Control Without Termination($)	Termination Without Cause after Change in Control($)	Death($)	Disability($)
Cash Severance	—	—	928,050	—	1,392,075	—	—
Bonus	618,700	—	618,700	—	618,700	—	—
Equity
Restricted Stock Grants	—	—	—	—	—	—	—
Performance Shares	—	—	550,445	1,032,853	1,032,853	550,445	550,445
Retention Units	—	—	183,396	344,025	344,025	183,396	183,396
Total	—	—	733,841	1,376,878	1,376,878	733,841	733,841
Retirement Benefits
Pension	—	—	—	—	—	—	—
Retiree Welfare	—	—	—	—	—	—	—
Total	—	—	—	—	—	—	—
Nonqualified Deferred Compensation	—	—	—	—	—	—	—
Other Benefits
Health & Welfare	—	—	—	—	—	—	—
Outplacement	—	—	—	—	—	—	—
Perquisites	—	—	—	—	—	—	—
Tax Gross-Ups	—	—	—	—	—	—	—
Total	—	—	—	—	—	—	—
Total	618,700	—	2,280,591	1,376,878	3,387,653	733,841	733,841

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the individuals who served as members of the Compensation and Organization Committee in 2010 were or have been an officer or employee of ours or engaged in transactions with us (other than in his or her capacity as Director).

None of our executive officers serves as a director or member of the compensation committee of another organization, whose executive officers serve as a member of either our Board of Directors or our Compensation and Organization Committee.

AGREEMENTS AND TRANSACTIONS

We have entered into indemnification agreements with each current member of the Board of Directors. The form and execution of the indemnification agreements were approved by our shareholders at the Annual Meeting convened on April 29, 1987. The indemnification agreements essentially provide that, to the extent permitted by Ohio law, we will indemnify the indemnitee against all expenses, costs, liabilities and losses (including attorneys’ fees, judgments, fines or settlements) incurred or suffered by the indemnitee in connection with any suit in which the indemnitee is a party or otherwise involved as a result of his or her service as a member of the Board. In connection with the indemnification agreements, we have a trust agreement with KeyBank National Association pursuant to which the parties to the indemnification agreements may be reimbursed with respect to enforcing their respective rights under the indemnification agreements.

In 2004, we and the USW reached an agreement pursuant to which the USW may designate a member to the Board of Directors provided that the individual is acceptable to the Chairman, is recommended by the Board Affairs Committee (now known as the Governance and Nominating Committee), and is then approved by the full Board to be considered a Director nominee. In 2007, Susan Green was first proposed by the USW, elected to the Board of Directors by Cliffs’ shareholders in July 2007, and re-elected in May of 2008, 2009 and 2010.

We recognize that transactions between us and any of our Directors or executive officers can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of our shareholders.

Pursuant to our Related Party Transactions Policy (available on our website at http://www.cliffsnaturalresources.com), we will only enter into related party transactions if our CEO and General Counsel determine that the transaction is comparable to those that could be obtained in arm’s length dealings with an unrelated third party. If the transaction is approved by our CEO and General Counsel, then the transaction must also be approved by the disinterested members of our Audit Committee. For purposes of our policy, we define a related person as any person who is a Director, executive officer, nominee for Director or an immediate family member of a Director, an executive officer, or a nominee for Director. We define a related party transaction as a transaction, agreement or relationship in which Cliffs was, is or will be a participant, the amount of the transaction exceeds $120,000, and any related person who has or will have a direct or indirect material interest. Under our policy, any related party transactions are reviewed by the Audit Committee at each quarterly committee meeting. Our policy also requires that all related party transactions must be disclosed in our filings as required by the Securities Act of 1933, which we refer to as the Securities Act, and the Exchange Act, such as our Annual Report on Form 10-K and Quarterly Reports on Form 10-Qs.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Directors and officers and persons who own ten percent or more of a registered class of our equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Directors, officers and ten percent or greater shareholders are required by SEC regulations to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of such forms we have received, and written representations by such persons, we believe that, except as otherwise noted below, all of our Directors, officers and ten percent or greater shareholders complied with all filing requirements applicable to them with respect to transactions in our equity securities during the fiscal year ended December 31, 2010. On March 16, 2010, a Form 4 reporting a sale of securities on March 12, 2010 for Mr. Mehan was filed late due to an administrative oversight.

AMENDMENT OF SECOND AMENDED ARTICLES OF INCORPORATION TO INCREASE NUMBER OF AUTHORIZED COMMON SHARES

(Proposal No. 2)

Our Board has unanimously approved and recommended that our shareholders approve an amendment to our Second Amended Articles of Incorporation to increase the number of authorized Common Shares from 224,000,000 to 400,000,000, which will result in an increase in the total number of authorized shares from 231,000,000 to 407,000,000. Currently, we have 224,000,000 authorized Common Shares. As of March 25, 2011, there were [            ] Common Shares issued and outstanding and [            ] Common Shares held as treasury shares. As March 25, 2011, we also had [            ] Common Shares reserved for future issuance under our equity-based compensation plans, including [            ] Common Shares reserved for issuance in settlement of outstanding equity awards.

Our Board believes that the proposed increase in authorized Common Shares is desirable to enhance our flexibility in taking possible future actions, such as financings, corporate mergers, acquisitions, stock splits, stock dividends, equity compensation awards or other corporate purposes. The proposed amendment will enable us to accomplish these objectives in a timely manner. Our Board determines whether, when and on what terms to issue authorized Common Shares, without further shareholder approval except as may be required by law, regulation or the rules of any national securities exchange on which the Common Shares are then traded.

The full text of Article Fourth of the Second Amended Articles, as it is proposed to be amended, is set forth below:

FOURTH: The maximum number of shares the Corporation is authorized to have outstanding is Four Hundred Seven Million (407,000,000) shares, consisting of the following:

(a) Three Million (3,000,000) shares of Serial Preferred Stock, Class A, without par value (“Class A Preferred Stock”);

(b) Four Million (4,000,000) shares of Serial Preferred Stock, Class B, without par value (“Class B Preferred Stock”); and

(c) Four Hundred Million (400,000,000) Common Shares, par value $0.125 per share (“Common Shares”).

The additional Common Shares to be authorized will have rights identical to our currently outstanding Common Shares.

Our Second Amended Articles provide that shareholders do not have preemptive rights to subscribe to additional securities which we may issue. If we issue additional Common Shares or other securities convertible into Common Shares in the future, it could dilute the voting rights, equity, earnings per share and book value per share attributable to present shareholders. The increase in authorized Common Shares could also discourage or hinder efforts by other parties to obtain control of us, thereby having an anti-takeover effect. The increase in authorized Common Shares is not proposed in response to any known attempt to acquire control of us.

The approval of Proposal No. 2 requires the affirmative vote of the holders of Common Shares entitling them to exercise a majority of our voting power on the proposal.

The Board of Directors unanimously recommends a vote “FOR” Proposal No. 2 relating to the amendment of our Second Amended Articles of Incorporation to increase the number of authorized common shares from 224,000,000 to 400,000,000.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

(Proposal No. 3)

The Board of Directors is committed to excellence in governance. As part of that commitment, and as required by Section 14A(a)(1) of the Exchange Act, the Board of Directors is providing our shareholders with an opportunity to provide an advisory vote related to named executive officer compensation, which is commonly known as “Say-on-Pay.” Say-on-Pay gives our shareholders an opportunity to vote on an advisory, non-binding basis to approve the compensation of our named executive officers as disclosed in this proxy statement pursuant to SEC rules.

We are asking our shareholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation program and practices described in this proxy statement. Please read the Compensation Discussion and Analysis and the executive compensation tables and narrative disclosure for a detailed explanation of our executive compensation program and practices. Accordingly, we are asking our shareholders to vote “FOR” the following resolution:

“RESOLVED, that the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.”

As an advisory vote, this proposal is not binding on Cliffs. However, the Compensation and Organization Committee of our Board, which is responsible for designing and administering our executive compensation program and practices, values the opinions expressed by shareholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for named executive officers.

The approval of Proposal No. 3 requires the affirmative vote of a majority of the Common Shares present, in person or represented by proxy, at the 2011 Annual Meeting and entitled to vote on the proposal.

The Board of Directors unanimously recommends a vote “FOR” Proposal No. 3 relating to the advisory vote on named executive officer compensation.

ADVISORY VOTE ON THE FREQUENCY OF SHAREHOLDER VOTES ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

(Proposal No. 4)

As part of Cliffs’ Board’s commitment to excellence in corporate governance, and as required by Section 14A(a)(2) of the Exchange Act, the Board of Directors is providing our shareholders with an opportunity to provide an advisory vote to determine whether the shareholder vote on named executive officer compensation, or the “Say-on-Pay” vote, should occur every one, two or three years.

After careful consideration, the Board of Directors has determined that a Say-on-Pay vote that occurs every year is the most appropriate alternative for Cliffs. Therefore, Cliffs’ Board recommends that you vote for a frequency of “EVERY YEAR” on holding future Say-on-Pay votes. In reaching its recommendation, the Board of Directors believes that an annual Say-on-Pay vote will allow our shareholders to provide us with more meaningful and direct input on our executive compensation philosophy, policies and programs. An annual advisory vote will also foster more useful communication with our shareholders by providing our shareholders with a clear and timely means to express any concerns and questions.

You may cast your vote on your preferred voting frequency by choosing the option of every year, every two years, every three years or abstain from voting. Although this vote is advisory and not binding, the Board of Directors and Cliffs highly value the opinions of our shareholders and will consider the outcome of this vote when determining the frequency of future shareholder votes on our named executive officer compensation.

The frequency of the advisory vote on named executive compensation receiving the greatest number of votes (every year, every two years or every three years) will be considered the frequency recommended by shareholders.

The Board of Directors unanimously recommends a vote of “EVERY YEAR” on Proposal No. 4 relating to the advisory vote on the frequency of shareholder votes on our named executive officer compensation.

Shareholders are not voting to approve or disapprove the Board’s recommendation. Shareholders may choose among the four choices (every year, every two years, every three years or abstain) set forth above.

SHAREHOLDER PROPOSAL REGARDING MAJORITY VOTING IN DIRECTOR ELECTIONS

(Proposal No. 5)

The following shareholder proposal has been submitted to Cliffs on behalf of the United Association S&P Index Fund, 901 Massachusetts Avenue, NW, Washington, DC 20001. The Board of Directors unanimously recommends a vote AGAINST this shareholder proposal.

Director Election Majority Vote Standard Proposal

Resolved: That the shareholders of Cliffs Natural Resources Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement: In order to provide shareholders a meaningful role in director elections, the Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. The Company presently uses a plurality vote standard in all director elections. Under the plurality standard, a board nominee can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard, over 70% of companies in the S&P 500 have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies have responded only partially to the call for change by simply adopting post-election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. At the time of this proposal submission, our Company and its board had not taken either action.

We believe that a post election director resignation policy without a majority vote standard in company governance documents is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the board can then take action to develop a post election procedure to address the status of directors that fail to win election. A majority vote standard combined with a post election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the board an important post election role in determining the continued status of an unelected director. We urge the Board to take this important step of establishing a majority vote standard in the Company’s governance documents.

Cliffs’ Response to the Shareholder Proposal

Cliffs’ Board has carefully reviewed and considered this proposal, and believes that the proposal is not in the best interests of our shareholders at this time. Like many other public companies, Cliffs uses a plurality voting standard in the election of directors, which is the default standard under Ohio law. Under a plurality voting standard, the director nominees who receive the most affirmative votes are elected to the Board. Plurality voting ensures that all open positions are filled at each election of directors, and has historically been effective in electing strong, independent directors to Cliffs’ Board. Under majority voting, a “failed election” may occur when a director nominee does not receive a majority of the votes cast in an uncontested election. Such a result could not only cause Cliffs to lose experienced and knowledgeable directors, but also disrupt the orderly function of the Board and adversely affect Cliffs’ ability to comply with applicable NYSE or SEC requirements.

Cliffs’ Board is, however, cognizant of recent developments relating to majority voting in director elections. In 2010, after careful consideration, the Board amended Cliffs’ Corporate Governance Guidelines to include a resignation policy for directors who fail to receive the vote of a majority of the votes cast in an uncontested election of directors. Under that policy, the Board of Directors will determine whether to accept or reject the resignation of a director that fails to receive a majority of the votes cast. We believe that our plurality voting standard, coupled with our director resignation policy, continues to promote the best interests of Cliffs’ shareholders and strikes the right balance between ensuring that shareholders have a meaningful role in electing directors and preserving the ability of the Board to exercise independent judgment when considering a director’s tendered resignation. In addition, we believe that our voting system effectively addresses the concerns expressed in the proposal.

Cliffs and its management team firmly believe that sound principles of corporate governance are critical to obtaining and retaining the trust of investors. Those principles are also vital in securing the respect of its employees, customers, suppliers, the communities in which Cliffs operates and the public at large. Cliffs has a strong, knowledgeable Board and an active group of independent Directors who interact frequently with the management team. There is a constructive working relationship between the Board and management, and the Board provides valuable advice and counsel to management. The Directors have the skills, competencies and experience that allow the Board to oversee and monitor critical activities and results of the Company. Cliffs is committed to maintaining high standards of corporate governance, as evidenced by the following:

•	Eleven of the twelve Board nominees for 2011 are independent.

•	There is no family relationship among any of Cliffs’ Directors and officers.

•	All Directors are elected annually, and shareholders have cumulative voting rights.

•	Independent Directors have designated a Lead Director and meet at regularly scheduled executive sessions without management.

•	Audit, Compensation and Organization, and Governance and Nominating committees are composed entirely of independent Directors.

•	Independent Directors must take a portion of their annual retainer in Cliffs shares in accordance with share ownership guidelines.

•	There is no retirement plan for independent Directors elected to the Board subsequent to 1998.

•	A formal code of ethics provides guidance to Cliffs’ Directors and employees.

Approval of Proposal No. 5 requires the affirmative vote of a majority of the Common Shares present, in person or represented by proxy, at the 2011 Annual Meeting and entitled to vote on the proposal.

The Board of Directors unanimously recommends a vote “AGAINST” Proposal No. 5.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal No. 6)

It is proposed that our shareholders ratify the appointment by the Audit Committee of Deloitte & Touche LLP, or Deloitte, as Cliffs’ independent registered public accounting firm, for the year ending December 31, 2011. We expect representatives of Deloitte to be present at the 2011 Annual Meeting and available to respond to appropriate questions submitted by shareholders. Such representatives will also be afforded an opportunity at such time to make such statements as they may desire.

Approval by the shareholders of the appointment of our independent registered public accounting firm is not required by law, any applicable stock exchange regulation or by our organizational documents, but the Audit Committee is submitting this matter to shareholders for ratification as a corporate governance practice. Ultimately, the Audit Committee retains full discretion and will make all determinations with respect to the appointment of the independent registered public accounting firm.

Independent Registered Public Accounting Firm Fees and Services

Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories (in thousands) are as follows:

	2010	2009
Audit Fees(1)	$2,848	$2,827
Audit-Related Fees(2)	423	258
Tax Fees(3)	97	150
All Other Fees(4)	596	25

Total	$3,964	$3,260

(1)	Audit fees consist of fees billed, or to be billed, for professional services rendered for the audit of our annual consolidated financial statements and internal control over financial reporting as of and for the years ended December 31, 2010 and 2009 and reviews of our interim financial statements included in quarterly reports and services normally provided by our independent registered public accounting firm in connection with statutory filings.
(2)	Audit-related fees consist of fees billed, or to be billed, related to agreed upon procedures and services normally provided by our independent registered public accounting firm in connection with regulatory filings.
(3)	Tax fees consist of fees billed, or to be billed, related to tax consulting services.
(4)	Other fees in 2010 and 2009 consist of fees billed, or to be billed, related to a strategic leadership project.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to the Audit Committee Chairman, or any Audit Committee Member in his absence, when services are required on an expedited basis, with such pre-approval disclosed to the full Audit Committee at its next scheduled meeting. None of the fees paid to the independent registered public accounting firm under the categories “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees” described above were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the SEC.

The Board of Directors unanimously recommends that you vote “FOR” Proposal No. 6 for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

AUDIT COMMITTEE REPORT

The Audit Committee of Cliffs’ Board is composed of five independent directors and operates under a written charter adopted by the Board of Directors. The charter is reviewed and reassessed for adequacy annually by the Audit Committee and reviewed by the Audit Committee with the Board of Directors. The Audit Committee reviewed the existing charter on November 8, 2010 and recommended to the Board of Directors on November 9, 2010 that certain modifications be made to address the Audit Committee’s responsibility for monitoring risks as a part Cliffs’ risk oversight model. A copy of the charter, which the Board of Directors has adopted, is available at http://www.cliffsnaturalresources.com.

The members of the Audit Committee are Richard K. Riederer (Chairman), Susan M. Green, Janice K. Henry, James F. Kirsch and Alan Schwartz, all of whom are independent of the Company in accordance with the listing standards of the NYSE and have the financial literacy and accounting or financial management expertise necessary to effectively discharge their responsibilities. The Audit Committee retains the Company’s independent auditors.

Management is responsible for the Company’s financial statements, systems of internal control and the financial reporting processes. Management is also responsible to attest, as of December 31, 2010, to the effectiveness of the Company’s system of internal control over financial reporting in compliance with Sarbanes-Oxley Section 404.

The independent auditors are responsible for performing an audit of the Company’s consolidated financial statements in accordance with Public Company Accounting Oversight Board, or PCAOB, standards and to issue a report thereon. The independent auditors are also responsible for performing an audit of the Company’s system of internal control over financial reporting and to provide an independent attestation as of December 31, 2010.

The Audit Committee’s responsibility is to monitor and oversee these financial reporting processes on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management and the independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. The Audit Committee also reviewed management’s report on their review of the system of internal control over financial reporting.

In this context, the Audit Committee met 10 times in 2010 and held discussions with management and the independent auditors. The Audit Committee also regularly met in separate executive sessions with the independent auditors, the Company’s Chief Internal Auditor, management, and with Audit Committee members only. Furthermore, the Audit Committee has regularly reviewed the results of its executive sessions with the Chief Executive Officer, as appropriate.

Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed the consolidated financial statements and critical accounting policies with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed under PCAOB standards and any other matters required to be discussed under applicable standards, including the Statement on Auditing Standard No. 61, as amended by Auditing Standard No. 114 (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from the Company’s independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence and the Audit Committee discussed with the independent auditors that firm’s independence, including consideration of the compatibility of non-audit services with the auditors’ independence.

Based on the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee approved the audited consolidated financial statements for inclusion in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.

R. K. Riederer, Chairman

S. M. Green

J. K. Henry

J. F. Kirsch

A. Schwartz

ANNUAL REPORT

Cliffs’ 2010 Annual Report to Shareholders, including financial statements, is being distributed to all shareholders together with this proxy statement, in satisfaction of the requirements of the SEC. Additional copies of this report are available upon request. To obtain additional copies of the 2010 Annual Report, please contact our Investor Relations Department at (800) 214-0739, or by email at ir@cliffsnaturalresources.com or visit our website at http://www.cliffsnaturalresources.com, investor relations section, to submit your request.

GENERAL INFORMATION

The cost of soliciting proxies will be paid by us. In addition to solicitation by mail, solicitations may also be made by personal interview, facsimile and telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and we will reimburse them for their expenses in so doing. Our officers and other employees, as yet undesignated, may also request the return of proxies by telephone, facsimile, or in person. Finally, our Company has retained MacKenzie Partners, Inc., New York, New York to assist in the solicitation of proxies using the means referred to above, at an anticipated cost of $15,000 plus reasonable expenses.

Pursuant to regulations of the SEC, the material appearing under the captions “Audit Committee Report” and “Compensation Committee Report” are not deemed to be soliciting material or to be filed with the SEC or subject to Regulation 14A (other than provided therein) promulgated by the SEC or Section 18 of the Exchange Act except to the extent that we specifically incorporate this information by reference into any filing under the Securities Act or the Exchange Act.

The Common Shares represented by properly authorized proxies will be voted as specified. It is intended that the Common Shares represented by proxies on which no specification has been made will be voted FOR the election of the nominees for Director named herein or such substitute nominees as the Board of Directors may designate, FOR the amendment of our Second Amended Articles of Incorporation to increase the number of authorized common shares from 224,000,000 to 400,000,000, FOR the resolution approving the compensation of our named executive officers, for a frequency of “EVERY YEAR” with respect to the frequency of shareholder votes on our named executive officer compensation, AGAINST the shareholder proposal regarding majority voting for

Directors and FOR the ratification of Deloitte as our independent registered public accounting firm and at the discretion of the persons named as proxies on all other matters that may properly come before the 2011 Annual Meeting. At the 2011 Annual Meeting, the results of shareholder voting will be tabulated by the inspector of elections appointed for the 2011 Annual Meeting. We intend to treat properly authorized proxies as “present” for purposes of determining whether a quorum has been achieved at the 2011 Annual Meeting.

If your Common Shares are held in the name of a brokerage firm, your Common Shares may be voted even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under applicable rules to vote Common Shares for which their customers do not provide voting instructions on certain “routine” matters. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is referred to as a “broker non-vote.” The ratification of Deloitte as our registered independent public accounting firm is the only routine matter for which the brokerage firm that holds your Common Shares can vote your Common Shares without your instructions.

Abstentions and broker non-votes will have no effect with respect to the election of Directors and advisory vote regarding the frequency of shareholder votes on our named executive officer compensation. Abstentions will have the effect of votes against, and broker non-votes will have no effect, with respect to the advisory vote regarding the compensation of our named executive officers and the shareholder proposal regarding majority voting for Directors. Abstentions will have no effect on the ratification of Deloitte as our independent registered public accounting firm. Abstentions and broker non-votes will have the effect of a vote against the proposal to amend our Second Amended Articles of Incorporation to increase the number of authorized common shares from 224,000,000 to 400,000,000.

If notice in writing shall be given by any shareholder to the President, a Vice President or the Secretary, not less than 48 hours before the time fixed for the holding of the 2011 Annual Meeting, that such shareholder desires that the voting for the election of Directors shall be cumulative, and if an announcement of the giving of such notice is made upon the convening of the 2011 Annual Meeting by the chairman or secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as he or she possesses at such election. Under cumulative voting a shareholder may cast for any one nominee as many votes as shall equal the number of Directors to be elected, multiplied by the number of his or her Common Shares. All of such votes may be cast for a single nominee or may be distributed among any two or more nominees as he or she may desire. If cumulative voting is invoked, and unless contrary instructions are given by a shareholder who signs a proxy, all votes represented by such proxy will be cast in such manner and in accordance with the discretion of the person acting as proxy as will result in the election of as many of Cliffs’ Board’s nominees as is possible.

OTHER BUSINESS

It is not anticipated that any other matters will be brought before the 2011 Annual Meeting for action; however, if any such other matters shall properly come before the 2011 Annual Meeting, it is intended that the persons authorized under proxies may, in the absence of instructions to the contrary, vote or act thereon in accordance with their best judgment.

SHAREHOLDER PROPOSALS

Deadline for Inclusion in Proxy Materials

Any proposal by a shareholder intended to be presented at the year 2012 Annual Meeting of Shareholders must be received by us on or before December     , 2011 (or, if the date of 2012 Annual Meeting is more than 30 days before or after the date of the 2011 Annual Meeting, a reasonable time before we begin to print and send our proxy materials) to be included in our proxy materials relating to such meeting.

Discretionary Voting of Proxies

In accordance with Rule 14a-4 under the Exchange Act, if notice of a proposal by a shareholder intended to be presented at the year 2012 Annual Meeting is received by us after February     , 2012 (or, if the date of the 2012 Annual Meeting is more than 30 days before or after the date of the 2011 Annual Meeting, a reasonable time before we begin to print and send our proxy materials), the persons authorized under our management proxies may exercise discretionary authority to vote or act on such proposal if the proposal is raised at our 2012 Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2011 Annual Meeting of Shareholders to be held on May 17, 2011

This proxy statement, along with our 2010 Annual report, which includes our Form 10-K for the fiscal year ended December 31, 2010, and form of proxy are available upon request free of charge at (800) 322-2885. The documents are also available upon request at (800) 214-0739, by email at ir@cliffsnaturalresources.com, or visit our website at http://www.cliffsnaturalresources.com under Investor Relations. You may also call this number to obtain directions to attend the meeting and vote in person.

CLIFFS NATURAL RESOURCES INC. 200 Public Square, Suite 3300, Cleveland, OH 44114 P 216.694.5700 cliffsnaturalresources.com

Notice of

Annual Meeting

of Shareholders

to be held on

May 17, 2011

and

Proxy Statement

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M31096-P07011 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CLIFFS NATURAL RESOURCES INC.
The Board of Directors recommends you vote FOR the following proposals:

1.	Election of Directors	For	Against	Abstain
	Nominees:
	1a. J.A. Carrabba 1b. S.M. Cunningham 1c. B.J. Eldridge 1d. A.R. Gluski	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	2.	A proposal to amend the Second Amended Articles of Incorporation to increase the number of authorized Common Shares;		For ☐	Against ☐	Abstain ☐
	1e. S.M. Green	☐	☐	☐	3.	Advisory vote on named executive officer compensation, commonly known as “Say on Pay”;		☐	☐	☐
	1f. J.K. Henry 1g. J.F. Kirsch	☐ ☐	☐ ☐	☐ ☐	The Board of Directors recommends you vote EVERY YEAR on the following proposal:		Every Year	Every 2 Years	Every 3 Years	Abstain
	1h. F.R. McAllister	☐	☐	☐	4.	Advisory vote on the frequency of shareholder votes on our named executive officer compensation;	☐	☐	☐	☐
	1i. R. Phillips	☐	☐	☐	The Board of Directors recommends you vote AGAINST the following proposal:			For	Against	Abstain
	1j. R.K. Riederer	☐	☐	☐	5.	To consider a shareholder proposal regarding majority voting in Director elections;		☐	☐	☐
	1k. R.A. Ross	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal:
	1l. A. Schwartz	☐	☐	☐	6.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)				Date

We encourage you to take advantage of convenient ways to vote the common shares. You may appoint your proxies to vote these common shares electronically through the Internet or via toll-free telephone, 24 hours a day, 7 days a week. Please note that all proxy appointments through the Internet or by telephone must be received by 11:59 p.m., May 16, 2011.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Combined Document are available at www.proxyvote.com.

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M31097-P07011

Proxy – Cliffs Natural Resources Inc.

Notice of 2011 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting

Susan M. Cunningham, Susan M. Green, James F. Kirsch, Roger Phillips, and Alan Schwartz, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Cliffs Natural Resources Inc. to be held on May 17, 2011 or at any postponement or adjournment thereof.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)